UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Career Education Corporation

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CAREER EDUCATION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 19, 2015

NOTICE AND PROXY STATEMENT

April 8, 2015

Dear Stockholder:

I cordially invite you to attend our 2015 Annual Meeting of Stockholders on May 19, 2015. The Annual Meeting will start promptly at 9:00 a.m., Central Daylight Saving Time, at our campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

The attached Notice of Annual Meeting and Proxy Statement describes how our Board of Directors operates, provides biographical information on our director nominees, gives information for the voting matters to be acted upon at the Annual Meeting and explains the proxy voting process.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares by Internet or by toll-free telephone call. If you received a paper copy of the Notice of Annual Meeting and Proxy Statement, you may also vote your shares by signing, dating and returning the enclosed proxy card or voting instruction form.

We look forward to seeing you on May 19, 2015 and urge you to vote as soon as possible.

Sincerely,

Ronald D. McCray
Chairman of the Board, Interim President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CAREER EDUCATION CORPORATION

TO BE HELD ON MAY 19, 2015

Time: Registration begins: 8:30 a.m., Central Daylight Saving Time

Admission to the meeting: 8:45 a.m.    Meeting begins: 9:00 a.m.

Date:	May 19, 2015

Place:	Career Education Corporation
231 North Martingale Road
Schaumburg, Illinois 60173

To the Stockholders of Career Education Corporation:

We will hold our 2015 Annual Meeting of Stockholders at the time, date and location specified above, to act and vote on the following matters:

(1)	To elect nine directors of Career Education Corporation;

(2)	To approve, by a nonbinding advisory vote, executive compensation paid by Career Education Corporation to its named executive officers, commonly referred to as a “Say-on-Pay” proposal;

(3)	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2015; and

(4)	To consider any other business or matter that is properly raised at the meeting or at any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 23, 2015, the record date, are entitled to notice of and to vote at the meeting. Please contact Georgeson Inc., our proxy solicitation firm, toll-free at (888) 505-6583 if you have any questions regarding voting.

By order of the Board of Directors,

Jeffrey D. Ayers

Corporate Secretary

Schaumburg, Illinois

April 8, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2015

The Proxy Statement and Annual Report on Form 10-K and the means to vote by Internet are available at www.ProxyVote.com.

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the proxy card mailed to those who receive paper copies of the Notice of Annual Meeting and Proxy Statement.

PROXY STATEMENT

PROXY STATEMENT

Career Education Corporation

231 North Martingale Road

Schaumburg, Illinois 60173

(847) 781-3600

INFORMATION ABOUT VOTING AND THE MEETING

Why did I receive these proxy materials?

Career Education Corporation (“CEC,” the “Company,” “we,” “us” or “our”) is holding its 2015 Annual Meeting of Stockholders on May 19, 2015. You have received these materials in connection with the 2015 Annual Meeting.

You are invited to attend the 2015 Annual Meeting of Stockholders on May 19, 2015, beginning at 9:00 a.m., Central Daylight Saving Time. The Annual Meeting will be held at our campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. To obtain directions to attend the 2015 Annual Meeting and vote in person, please call our Investor Relations support team at the Alpha IR Group at (312) 445-2870 or visit our website at www.careered.com under the caption “Corporate Contact.”

Notice of Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we provide our stockholders with the choice of accessing the 2015 Annual Meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail. In connection with this process, a Notice Regarding the Availability of Proxy Materials is being mailed to our stockholders who have not previously requested electronic access to our proxy materials or paper proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge. The Company believes this process provides its stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and delivering the proxy materials.

We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to stockholders beginning on or about April 8, 2015.

Who is entitled to vote at the Annual Meeting?

Stockholders of CEC, as recorded in our stock transfer records as of the close of business on March 23, 2015 (the “Record Date”), are entitled to vote at the 2015 Annual Meeting.

Outstanding Shares

As of the Record Date, the Company had 67,626,779 outstanding shares of common stock. Each outstanding share of common stock is entitled to one vote on each voting matter at the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the 2015 Annual Meeting. Stockholders will be admitted to the meeting beginning at 8:45 a.m., Central Daylight Saving Time. Seating will be limited.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your ownership of the Company’s common stock, such as a bank or brokerage account statement, and a form of personal identification, to be admitted to the Annual Meeting. No cameras, recording equipment, large bags, briefcases or packages will be permitted at the 2015 Annual Meeting. All electronic devices will need to be turned off during the 2015 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You hold shares as a stockholder of record if your shares are registered directly in your name in our stock transfer records, which are managed by Computershare Trust Company, N.A., our transfer agent. The Company provides the proxy materials directly to you as a stockholder of record.

You hold shares as a beneficial owner if your shares are held in a stock brokerage account or by a bank or other holder of record. This form of ownership is commonly referred to as holding shares in “street name.” Your broker, bank or other stockholder of record forwards the proxy materials and that stockholder of record’s voting instructions to you. As the beneficial owner, you direct your broker, bank or other stockholder of record how to vote your shares by following the instructions provided.

How do proxies work?

Our Board of Directors is asking you to appoint Jeffrey D. Ayers and Gail B. Rago as your proxy holders to vote your shares at the 2015 Annual Meeting. Mr. Ayers is our Senior Vice President, General Counsel and Corporate Secretary, and Ms. Rago is our Senior Vice President, Deputy General Counsel—Corporate and Assistant Corporate Secretary.

You may appoint these individuals by voting your shares by Internet or by toll-free telephone call, as described below. If you receive a paper copy of the Notice of Annual Meeting and Proxy Statement, you may also vote your shares by signing, dating and returning the enclosed proxy card or voting instruction form.

Giving us your Internet or telephone vote (or signed proxy card or voting instruction form) means that you authorize Mr. Ayers and Ms. Rago to vote your shares at the 2015 Annual Meeting according to the voting directions you provide through the Internet or telephone voting procedures (or on the proxy card or voting instruction form).

You may vote for or against all, some or none of our director candidates. You may also provide your (a) advisory vote for or against approval of compensation paid by us to our named executive officers, commonly referred to as a “Say-on-Pay” proposal, and (b) vote for or against the ratification of the selection of our independent registered public accounting firm. You may also choose to abstain from voting on any of these matters.

Unless you indicate otherwise through the Internet or telephone voting procedures (or on your proxy card or voting instruction form), you also authorize your proxy holders, to the extent permitted under securities regulations, to vote your shares on any matters not known by the Board of Directors at the time this Proxy Statement was printed and that, under our By-Laws, may be properly presented for action at the 2015 Annual Meeting.

How do I vote if I am the stockholder of record?

You can vote in person at the meeting by completing a ballot at the meeting or you can vote by proxy as follows:

By Internet:    The website for Internet voting is listed in the Notice Regarding the Availability of Proxy Materials (or on the proxy card if you receive a paper copy of the Proxy Statement). Internet voting allows you to confirm that your instructions have been followed.

By telephone:    Use the toll-free number listed in the Notice Regarding the Availability of Proxy Materials (or on the proxy card if you receive a paper copy of the Proxy Statement). Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly received.

By mail (if you receive a paper copy of the Proxy Statement):    Complete, sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

Internet and telephone voting procedures use a control number that appears on your Notice Regarding the Availability of Proxy Materials (or on your proxy card if you receive a paper copy of the Proxy Statement) to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been properly recorded.

If you vote by Internet or telephone, you do not need to sign and return the proxy card.

Each Internet or telephone vote and each executed and returned proxy card will be voted as directed. If you do not provide voting directions, the proxy will be voted in accordance with the Board’s voting recommendations contained in this Proxy Statement.

Please contact our proxy solicitation firm, Georgeson Inc., toll-free at (888) 505-6583 if you have any questions regarding voting.

How do I vote if I am a beneficial owner through a stock brokerage account, a bank or other holder of record?

You will receive materials and instructions from your stockbroker, bank or other firm that you must follow in order to have your shares voted.

You will not be able to vote in person at the 2015 Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other firm and present it at the 2015 Annual Meeting.

Stockholders are advised to provide their voting instructions promptly to allow brokers sufficient time to process the voting instructions. Broker non-votes will be included for purposes of determining whether a quorum is present at the 2015 Annual Meeting. Broker non-votes are proxies received by CEC from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

What is a quorum?

A quorum is the number of shares that must be present at a meeting to have a valid meeting and valid vote. The required quorum to transact business at the 2015 Annual Meeting is a majority of the voting power of shares of CEC common stock issued and outstanding and entitled to vote as of the Record Date.

The inspector of elections appointed for the 2015 Annual Meeting will tabulate the votes cast by proxy and in person at the 2015 Annual Meeting to determine whether or not a quorum is present. For purposes of determining whether a quorum is present, the inspector of elections will count abstentions and broker non-votes as shares that are present and entitled to vote.

Who will count the vote?

At the 2015 Annual Meeting, the inspector of elections appointed by the Board of Directors will tabulate the voting results.

What are the Board of Directors’ recommendations on each proposal?

The Board of Directors recommends that you:

•	Vote FOR all of the Board of Directors’ nominees for election as directors.

•	Vote FOR the nonbinding stockholder advisory vote to approve executive compensation paid by the Company to its named executive officers.

•	Vote FOR the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the year ended December 31, 2015.

What vote is required to approve each proposal?

•

Election of Directors:    Each outstanding share of our common stock is entitled to one vote for as many separate nominees as there are directors to be elected. If none of our stockholders provides the Company with notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if our stockholders have withdrawn all such nominations by the tenth day before the Company mails its notice of meeting to our stockholders, a nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee exceed the votes cast “AGAINST” the nominee. If the number of director nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares of common stock represented in person or by proxy at the 2015 Annual Meeting. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee. Abstentions and broker non-votes have no effect on the election of directors, because directors receiving a majority of votes cast will be elected.

•

Advisory Vote on Executive Compensation:    Approval, by a nonbinding advisory vote, of the compensation paid by the Company to its named executive officers requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2015 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote.

•

Ratification of Independent Registered Public Accounting Firm:    Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for 2015 requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2015 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. This proposal to ratify the appointment of Ernst & Young LLP will be considered a “routine” matter, and accordingly, brokers and other nominees will have discretionary authority to vote on this proposal.

As provided by law, the advisory vote to approve executive compensation is nonbinding. The Board will review and consider the results of the vote when determining executive compensation.

What happens if a director nominee does not receive sufficient votes to be elected to the Board of Directors?

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Company’s Corporate Governance Guidelines provide that the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election and that if an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. If the failure of a nominee to be elected at the 2015 Annual Meeting results in a vacancy on the Board, the Board may act to fill that vacancy.

Can I change my vote or revoke my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time before it is voted at the 2015 Annual Meeting. To change your vote for shares you own directly as a stockholder of record, you may:

•	vote again at a later date by Internet or telephone; or

•	deliver a signed and dated proxy card that is dated later than your prior executed proxy card; or

•	submit a revocation letter with a later date than your proxy card to CEC’s Corporate Secretary; or

•	attend the 2015 Annual Meeting and vote in person.

To revoke your proxy or instructions for shares you hold beneficially in “street name,” you can revoke your voting instructions by informing the holder of record in accordance with that holder’s procedures.

Could other matters be decided at the Annual Meeting?

Yes. At the date of this Proxy Statement, we did not know of any other matters to be presented for consideration at the 2015 Annual Meeting. If any other item or matter does properly come before the 2015 Annual Meeting, your proxy holders will vote in their discretion on that item or matter, to the extent permitted under the regulations of the SEC.

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. An alphabetical list of stockholders of record entitled to vote at the 2015 Annual Meeting, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the 2015 Annual Meeting during ordinary business hours commencing May 8, 2015, and continuing through the date of the 2015 Annual Meeting at our principal offices, 231 North Martingale Road, Schaumburg, Illinois 60173.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record sharing a single address can choose to receive only one annual report to stockholders, proxy statement or notice of Internet availability of proxy materials, as applicable. This “householding” practice reduces our printing and postage costs. However, if you or another stockholder of record at a single address wish to receive a separate Annual Report or Proxy Statement this year or in the future, you, he or she may contact our Investor Relations support team at the Alpha IR Group at (312) 445-2870 or may write to us at Investor Relations, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

If you are a “street name” holder, you can request householding by contacting your bank or broker.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K on the Internet?

CEC’s Annual Report on Form 10-K for the year ended December 31, 2014, containing financial and other information pertaining to CEC, is being made available to stockholders with this Notice of Annual Meeting and Proxy Statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at www.ProxyVote.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

The current members of the Board of Directors are:

Louis E. Caldera	Dennis H. Chookaszian	David W. Devonshire
Patrick W. Gross	Gregory L. Jackson	Thomas B. Lally
Ronald D. McCray	Leslie T. Thornton	Richard D. Wang

The Board of Directors met 14 times in 2014. Each incumbent director attended at least 75% of the total number of Board meetings and at least 75% of the total number of meetings of the Committees on which he or she served during the period he or she served as a director or Committee member. Mr. Wang was appointed to the Board on March 10, 2015.

Directors are expected to attend annual meetings of the Company’s stockholders, including the 2015 Annual Meeting, absent unusual circumstances. Each member of the Board of Directors who served as a director at the time of the 2014 Annual Meeting of the Company’s stockholders attended that meeting.

Corporate Governance Guidelines and Ethics Codes

The Board of Directors has adopted Corporate Governance Guidelines to assist it in fulfilling its responsibility to exercise its business judgment to act in what it believes to be the best interest of our stockholders. The Corporate Governance Guidelines, as amended, are posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”

The Board of Directors has adopted a Code of Ethics for Executive Officers specifically applicable to our executive officers and senior financial officers, including our principal executive officer and our principal financial and accounting officer.

We have also adopted a Code of Business Conduct and Ethics to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which we are subject. The Code of Business Conduct and Ethics is applicable to all of our employees, officers and directors. The Code of Business Conduct and Ethics also includes the Company’s Conflicts of Interest Policy, among other policies. Directors are expected to read this Code and adhere to its provisions to the extent applicable in carrying out their duties and responsibilities as directors. The Conflicts of Interest Policy provides, among other things, that it is improper for employees to do business with an individual that is not at “arm’s length” even if the employee has no financial interest in the transaction or arrangement; that employees shall not directly or indirectly have any interest in or have any personal contract, agreement or understanding of any nature whatsoever with suppliers, customers or other persons or entities doing business or negotiating to do business with the Company; and that employees must bring any business opportunity encompassed under the Conflicts of Interest Policy to the attention of the appropriate Company official. Employees are also prohibited under the Conflicts of Interest Policy from engaging or participating, directly or indirectly, either as a principal, agent, employee, employer, consultant, stockholder, copartner, board member or in any other individual or representative capacity, in the conduct or management of, or owning any stock or other proprietary interest in, any business that is or may be competitive or seeks to do business with the Company, unless the employee has obtained the prior written consent of the Company’s General Counsel (or the Chairperson of the Audit Committee, in the case of directors serving on the Board of Directors). However, this prohibition does not apply to ownership of (1) up to 1% of the equity interests of any privately or publicly held company, or (2) any publicly traded mutual fund or similar investment in which the covered person does not have direct control over the companies included in the fund.

These Codes are available on our website at www.careered.com under the caption “Investor Relations.” Any amendments of these Codes will be promptly posted on our website. The Audit Committee is responsible for our compliance with these Codes and reviews issues arising under the Codes relating to any director, executive officer or senior financial officer. Only the Audit Committee or the Board of Directors can approve a waiver from these Codes for these individuals. Any waiver approved by the Audit Committee or the Board will be disclosed promptly on our Internet site and as otherwise required by the rules of the SEC and NASDAQ.

Board Leadership Structure and Role in Risk Oversight

The Board believes that separating the Chairman of the Board and the President and Chief Executive Officer positions serves the best interests of the Company and its stockholders because it enhances communication among the Board and members of the senior executive team and enables the Board to more effectively oversee the Company’s strategy and strategy implementation. During 2014, Mr. Devonshire served as the Chairman of the Board prior to the 2014 Annual Meeting of Stockholders, and following the 2014 Annual Meeting of Stockholders, Mr. McCray was selected as the Chairman of the Board. In 2014, the Board affirmatively determined that each of Messrs. Devonshire and McCray was an “independent director” under the NASDAQ listing standards.

On February 11, 2015, Scott W. Steffey resigned from his positions as President and Chief Executive Officer of the Company and as a member of the Board, and the Board appointed Ronald D. McCray, who has served as Chairman of the Board since June 2014, as Interim President and Chief Executive Officer of the Company. Mr. McCray will continue to serve as Interim President and Chief Executive Officer while a search for a new President and Chief Executive Officer is conducted, and it is expected that, at the time the Company employs a new President and Chief Executive Officer, Mr. McCray will resign from such positions and continue to serve as Chairman of the Board.

The Corporate Governance Guidelines provide that in the event the same individual serves as both the Chairman of the Board and Chief Executive Officer, the non-employee directors of the Board of Directors will designate a non-employee director to serve as the Lead Director. Accordingly, as a result of Mr. McCray serving as Chairman of the Board and as Interim President and Chief Executive Officer, the Board appointed Mr. Lally as Lead Director of the Board on February 11, 2015. In this role, Mr. Lally presides at all meetings of the Board at which the Chairman of the Board is not present, including serving as the chairperson of the Board’s executive sessions of non-employee directors; serves as liaison between the Chief Executive Officer and non-employee directors; consults with, and provides input to, the Chairman of the Board regarding the agenda for Board meetings and meeting schedules; and otherwise performs duties as the Board may delegate to assist the Board in fulfilling its responsibilities. In addition, the Lead Director has the authority to call meetings of the non-employee directors and is responsible for conducting exit interviews with resigning executive officers and such other persons as the Board deems necessary or appropriate.

The Board oversees risk management both through the Company’s enterprise risk management process and the internal audit function. In 2007, the Company’s Risk Committee was established. Currently, the Chief Executive Officer serves as the Chair of the Company’s Risk Committee, and the other members of the Company’s Risk Committee include the following Company officers: Chief Financial Officer, General Counsel, Chief Compliance Officer, Chief Internal Auditor, Chief University Education Officer, Chief Career Schools Officer, Chief Information Officer and Chief Human Resources Officer. The Risk Committee is intended to meet quarterly to review enterprise-wide, business-unit specific and other discrete topic risk surveys and assessments. The Committee then utilizes the survey results to identify and prioritize the Company’s top risks, and develop implementation plans to manage the risks. The Risk Committee reports quarterly to the Audit Committee regarding identified enterprise risks, risk assessment and mitigation, effectiveness of risk management and related matters.

The Chief Internal Auditor reports directly to the Audit Committee of the Board. The Company’s Internal Audit function prepares both annual and three-year audit plans identifying specific audit activities, scope and prioritization. These audit plans are developed utilizing the enterprise risk management survey results, the COSO framework for internal controls and the IT Governance Institute’s COBIT framework and are linked to the Company’s annual business plan.

Committees of the Board of Directors

The Board of Directors has established a standing Audit Committee, Compensation Committee, Compliance Committee and Nominating and Governance Committee, each composed entirely of directors who are “independent,” as defined in the NASDAQ listing standards. Each Committee has a written charter that is posted on our website, www.careered.com, under the caption “Investor Relations.” Each Committee reports to the full Board of Directors regarding carrying out the Committee responsibilities set forth in its charter. In 2014, the Audit Committee held 13 meetings, the Compensation Committee held nine meetings, the Compliance Committee held six meetings, and the Nominating and Governance Committee held five meetings.

The Board determines the Committee assignments annually following the election of directors at the Annual Meeting of Stockholders and at other times as circumstances warrant, in each case upon the recommendation of the Nominating and Governance Committee. The current Committee assignments of the directors are shown in the following table:

Director	Audit	Compensation	Compliance	Nominating and Governance
Louis E. Caldera	X	X	X
Dennis H. Chookaszian	X (Chairperson)		X	X
David W. Devonshire	X	X
Patrick W. Gross		X (Chairperson)	X	X
Gregory L. Jackson		X	X
Thomas B. Lally (1)		X		X (Chairperson)
Ronald D. McCray (2)
Leslie T. Thornton			X (Chairperson)	X
Richard D. Wang (3)

(1)	Mr. Lally was appointed Lead Director of the Board on February 11, 2015.

(2)	Mr. McCray currently serves as the Chairman of the Board and is a non-voting participant in each of the Board’s Committees.

(3)	Mr. Wang was appointed to the Board on March 10, 2015 and has not yet been named to any Committees of the Board.

In addition to the four standing Committees of the Board, in May 2013 the Board, in furtherance of its fiduciary duties and corporate governance responsibilities, established a special committee comprised of independent directors Messrs. Caldera and McCray to work with Company and outside counsel on matters relating to the settlement of the Company’s derivative related litigation matters in which certain current and former Board members and officers were named as individual defendants and the Company was named as a nominal defendant (the “Special Committee”). The Special Committee engaged in a thorough analysis of these litigation matters and approved a settlement on behalf of the Company with the assistance of Company counsel and outside counsel. The Special Committee did not meet in 2014 and was dissolved in February 2014.

Audit Committee

The Audit Committee, among other of its responsibilities:

•

Oversees our accounting and financial reporting processes, audits of our financial statements, the internal audit department, qualitative aspects of financial reporting to stockholders, related-party transactions and the Company’s processes to manage business and financial risk.

•	Retains and oversees our independent registered public accounting firm, including reviewing its independence.

•	Pre-approves all audit services and permissible non-audit services.

The Audit Committee is composed solely of directors who meet all of the independence standards for audit committee members as set forth in the Sarbanes-Oxley Act of 2002, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and NASDAQ listing standards. After reviewing the qualifications of the Audit Committee’s members, and any relationships they have with CEC that might affect their independence from CEC, the Board of Directors determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act and as defined in the NASDAQ listing standards, (2) all current members of the Audit Committee are financially literate, and (3) each of Messrs. Chookaszian and Devonshire qualifies as an audit committee financial expert under the applicable rules promulgated under the Exchange Act.

Compensation Committee

The Compensation Committee, among other of its responsibilities:

•	Establishes and reviews the overall compensation philosophy of the Company.

•

Reviews the corporate goals and objectives relevant to Chief Executive Officer compensation; evaluates the Chief Executive Officer’s performance in light of those goals and objectives; and recommends to the full Board the Chief Executive Officer’s compensation level based on this evaluation.

•	Reviews and approves the compensation of each of our other executive officers, based, in part, upon recommendations from the President and Chief Executive Officer.

•	Administers the Company’s incentive compensation plans.

•

Approves and evaluates all compensation plans, policies and programs as they affect the executive officers, except for broad-based welfare, retirement and other benefit plans, policies and programs applicable to employees generally (the responsibility for which has been delegated to the Company’s Employee Benefits Committee).

See “Executive Officers and Executive Compensation—Compensation Discussion and Analysis” and “—Report of the Compensation Committee of the Board of Directors” below.

The Compensation Committee is composed solely of directors who meet all of the independence standards for compensation committee members as set forth in the Exchange Act and NASDAQ listing standards. After reviewing any relationships the Compensation Committee members have with CEC that might affect their independence from CEC, the Board of Directors has determined that all current members of the Compensation Committee are “independent” as that concept is defined by Rule 10C-1 under the Exchange Act and as defined in the NASDAQ listing standards.

Delegation of Authority.    The Compensation Committee Charter specifies that the President and Chief Executive Officer establishes incentive awards, termination arrangements and salary levels for officers other than our executive officers; the President and Chief Executive Officer provides periodic reports to the Compensation Committee on these matters.

The Career Education Corporation 2008 Incentive Compensation Plan (the “2008 Plan”) authorizes the Compensation Committee to delegate authority to our President and Chief Executive Officer or Chief Financial Officer to grant equity awards within certain limitations. The Compensation Committee cannot delegate its authority for grants to our executive officers, to covered employees (generally the most highly compensated employees of the Company) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to persons subject to Section 16 of the Exchange Act, and for awards intended to qualify as performance-based compensation under Section 162(m). The Compensation Committee has delegated authority to our President and Chief Executive Officer to make equity awards to new employees and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 100,000 shares of restricted stock or restricted stock units and up to 100,000 shares in the form of stock options during any 12-month period, with no individual award to exceed 50,000 shares or a total value of $100,000.

The Compensation Committee and the Board also have established the Career Education Corporation Employee Benefits Committee to administer our health and welfare plans, our Employee Stock Purchase Plan (a Section 423 plan under the Code), our 401(k) plan and general employee benefits plans and programs (but excluding any plans or programs affecting solely our executive officer group). The Employee Benefits Committee is composed of four senior executives, who are the Chief Financial Officer, Chief Human Resources Officer, General Counsel and Senior Vice President of Tax and Risk Management. This Committee reports its activities and actions to the Compensation Committee on a quarterly basis.

Role of Executive Officer.    The Chief Human Resources Officer, Chief Financial Officer and General Counsel generally attend each meeting of the Compensation Committee (except for its executive sessions without management present) to provide input regarding senior management’s view on our overall compensation programs, to provide feedback from key management on the forms of compensation and whether specific forms of compensation and specific performance measures and targets provide appropriate incentives for desired goals and objectives, and to provide the Compensation Committee with data concerning each executive’s experience, compensation and promotion history, development and other materials necessary or useful to the Compensation Committee’s deliberations. The President and Chief Executive Officer attends the majority of the Compensation Committee’s meetings (except for its executive sessions without management present) and submits recommendations to the Compensation Committee concerning performance and pay for the executive officers, excluding himself. As noted above, the President and Chief Executive Officer establishes incentive awards, termination arrangements and compensation levels for Company officers other than the executive officers.

Role of Compensation Consultants and Compensation Consultant Conflicts of Interest.    As further described below in “Compensation Discussion and Analysis,” the Compensation Committee has retained Frederic W. Cook & Company, Inc. (“Cook”), an independent compensation and benefits consulting firm, to assist the Compensation Committee on executive compensation matters. Cook representatives attend most meetings of the Compensation Committee, including certain executive sessions without management present; advise the Compensation Committee on compensation trends and practices; prepare competitive market reviews on executive compensation levels; provide analyses and data compilations regarding executive compensation; and advise on executive pay recommendations for our executive officers.

The Compensation Committee has adopted a policy requiring its compensation consultant to be independent of Company management. The policy requires that the independent consultant:

•	Be retained and terminated by the Compensation Committee.

•	Report solely to the Compensation Committee.

•	Be independent of the Company.

•

Not provide any service or undertake any work for the Company other than that performed for the Compensation Committee, and as may from time to time be authorized by the Compensation Committee at the request of the Nominating and Governance Committee of the Board of Directors.

•

Not provide any unrelated services or products to the Company and its affiliates or management, except as allowed under the rules and regulations of the SEC and of any national stock exchange on which securities of the Company are listed.

The Compensation Committee performs a periodic assessment of its consultant’s independence in which it considers the nature and amount of work performed during the year, the nature of any unrelated services performed for the Company, the amount of fees paid for those services in relation to the firm’s total revenues, the consultant’s policies and procedures designed to prevent conflicts of interest, any business or personal relationships between the consultant and any Compensation Committee member or executive officer, and the amount of Company stock owned by the consultants working for the Company. The consultant also periodically prepares a letter for the Compensation Committee providing appropriate assurances and confirmation of the consultant’s independent status. In 2014, Cook did not provide any services to the Company beyond its role as independent consultant to the Committee. The Compensation Committee determined that the work of Cook as compensation consultant to the Committee does not raise any conflict of interest.

Compliance Committee

The Compliance Committee oversees our policies, programs and procedures to ensure compliance with applicable laws, regulations and the Company’s policies and advises the Board on the status of our compliance programs and ongoing developments relating to compliance matters, including education regulatory matters. In particular, the Compliance Committee is responsible for reviewing significant compliance risk areas and the steps the Company’s corporate compliance department has taken to monitor, control and report compliance risk exposures. The Compliance Committee’s area of responsibility also includes monitoring the effectiveness of, and recommending improvements to, the Company’s compliance program and reviewing the effectiveness of the Company’s system for monitoring compliance with laws and regulations relating to the administration of student financial aid and related matters. Further, the Compliance Committee is responsible for monitoring compliance with the Company’s codes of conduct and ethics, reporting compliance issues that may have significant financial implications for the Company that may be relevant to matters which the Audit Committee considers under its purview and monitoring procedures for the receipt, retention and treatment of complaints received by the Company regarding compliance matters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies candidates who are eligible to serve as directors under the qualification standards set forth in our Corporate Governance Guidelines; reviews the size and structure of the Board, including the independence of the directors; recommends the structure and membership of other Board Committees to the Board of Directors; and monitors and identifies best practices in corporate governance and recommends, as may be required or otherwise appropriate, corporate governance principles to the Board. The Nominating and Governance Committee also reviews potential conflicts of interest of prospective Board members, reviews and recommends to the Board the compensation and benefits of directors, in consideration of the director compensation goals included in the Corporate Governance Guidelines, and oversees the evaluation of the Board and each Board Committee, including through coordinating annual Board self-assessments and evaluations. In the fourth quarter of 2014, the Board, at the recommendation of the Nominating and Governance Committee, engaged an independent consultant to conduct a Board self-evaluation. The independent consultant customized the evaluation criteria and process in consultation with the Nominating and Governance Committee, and presented the results to the Chairman of the Board, who discussed with each director the results of such director’s evaluation in early 2015.

Director Selection Process

Direct Independence

Our Corporate Governance Guidelines and Nominating and Governance charter require that at least two-thirds of the Board consist of non-employee independent directors as defined under NASDAQ’s listing standards and any other applicable laws or regulations.

Nominating Procedures and Director Qualifications

Our Sixth Amended and Restated By-Laws address the director nominee selection process and our Corporate Governance Guidelines address director qualifications.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including stockholder and Board recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has proposed the candidate. The Nominating and Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates. The Nominating and Governance Committee did not use these services in 2014, but has engaged a search firm in 2015 in connection with our search for a permanent President and Chief Executive Officer, who is anticipated to become a member of the Board. The Nominating and Governance Committee recommends candidates for nomination to the Board of Directors.

Stockholders who wish to suggest qualified director candidates for consideration by the Nominating and Governance Committee should write to the Corporate Secretary, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173 specifying the name of the candidate and stating in detail the person’s qualifications. A written statement from the candidate, consenting to be named as a candidate and to serve as a director if nominated and elected, should accompany the recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s By-Laws regarding stockholder proposals and nominations. See “Other Information—Proposals of Stockholders” contained in this Proxy Statement.

The Nominating and Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee or by a stockholder. The Nominating and Governance Committee believes that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with his or her performance as a director. In evaluating and selecting new directors, the Nominating and Governance Committee considers whether the candidate meets the definition of independent director as specified in NASDAQ’s listing standards, as well as such candidate’s strength of character, mature judgment, career specialization, relevant technical skills and the extent to which the candidate would fill a present need for the Board. In addition, while the Nominating and Governance Committee does not have a formal policy mandating the consideration of diversity in identifying or evaluating director nominees or directors, the Nominating and Governance Committee considers factors such as diversity when evaluating directors and director candidates, with diversity being broadly understood by the Nominating and Governance Committee to mean a variety of backgrounds, qualifications and personal characteristics. The Nominating and Governance Committee has sought candidates with diverse backgrounds and experience in academia, government regulation of postsecondary education, investing, accounting, finance and public companies to provide the Board with informed perspectives on the complex business and regulatory environment in which the Company operates, and has established both race and gender diversity on the Board. In the case of a current director being considered for re-nomination, the Nominating and Governance Committee also takes into consideration the director’s history of meeting attendance, tenure and preparation for and participation at Board and Board Committee meetings.

Specific Qualifications, Attributes and Skills Our Directors Bring to the Board

Over the past several years, Congress, the President, the Department of Education, states, accrediting agencies, attorneys general and the media have increased their scrutiny of the private sector higher education industry which has resulted in adverse publicity for the sector. Various Congressional hearings and roundtable discussions have been held, beginning in June 2010, by the U.S. Senate Committee on Health, Education, Labor and Pensions (the “HELP Committee”) and other Congressional members and committees regarding various aspects of the education industry. In addition, various members of Congress have proposed legislation that if adopted would affect our business. All of these activities may lead to adverse legislation, additional Department of Education, state or accrediting agency regulations, additional negative media coverage or further federal or other investigations of the private sector higher education industry. Throughout 2014, we continued to focus on the challenges that face the industry, including the continued uncertain regulatory climate and increased competition across the industry, while making progress within our operations related to the Company’s strategic goals. The attributes, skills and experience that our Board members bring to the Company must support the Company’s strategies and actions necessary in dealing with these regulatory and economic uncertainties.

The discussion below describes the key experiences, qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. However, this summary is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies in “Items to be Voted On—Proposal 1: Election of Directors” below.

Educational Services and Related Legal and Regulatory Experience.    The Company offers a comprehensive array of educational programs and operates in a highly regulated environment. Directors with experience in education and its regulation bring vital experience in understanding regulatory oversight and how it affects academics and operations. They can assist the Board (a) in identifying trends that may impact the Company’s operations, services or business model, (b) in developing compliance models and (c) in delivering academic services.

Strategic Planning and Growth Initiatives.    The Company has a diversified mix of educational offerings. The institutions that are part of the Company provide a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. We serve students from campuses throughout the United States, offering doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs. Directors with experience in strategic planning for large organizations help the Board to oversee the Company’s strategic planning process through identifying growth and other objectives; defining imperatives in compliance, service delivery and other areas; assessing the appropriate business models for our institutions; and analyzing other critical strategic issues for the Company.

Investment Management and Other Financial Expertise.    The Board’s strategic planning oversight extends to reviewing and providing input on the Company’s annual and multi-year business plans. Those directors with experience in analyzing businesses and developing investment strategies from the investors’ perspective assist the Board in evaluating and establishing the Company’s business plans with the objective of creating value for stockholders.

Directors with experience in financial accounting and reporting, particularly for public companies, bring to the Board the financial expertise and financial literacy required to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, financial reporting and internal control practices of the Company.

Marketing.    The Company’s business model has historically been highly dependent on brand management and direct marketing, much in the manner that consumer companies market goods and services. Like other companies in the postsecondary education sector, the Company’s marketing programs are subject to extensive federal, state and local legislation, regulation and scrutiny. Directors with marketing expertise assist the Board in evaluating the Company’s marketing and brand management programs, in assessing alternative marketing approaches, in reviewing the impacts of regulatory requirements on our marketing efforts and approach, and applying similar considerations critical to the business models utilized to create organic growth of the Company.

Governance.    In discharging its duties, the Board is cognizant of its corporate governance responsibilities across numerous areas from its self-organization, director nomination process, executive compensation, stockholders and other matters. Directors who gain expertise in corporate governance trends from their other public company boards or other activities assist the Board in early identification of and decision-making on corporate governance matters.

Digital Business and Information Technology.    The Company delivers online education through its online programs and campuses and has implemented, across many of its institutions, the use of sophisticated adaptive learning technologies. The Company continues to invest in its methods for delivering online education, as it seeks to differentiate its institutions and brands through its information technology architecture. Directors with experience working with information technology-intensive businesses assist the Board in overseeing the Company’s information system initiatives, including the development of online programs, and understanding the strengths and risks related to the Company’s online programs and technology infrastructure.

Cyber Security.    In the course of its business, the Company collects and stores sensitive data, including proprietary information and personally identifiable information of our students, employees, and business partners in our data centers and on our networks. The continued occurrence of high-profile data breaches generally provides evidence of the serious threats to information security and, in this regard, the Company’s networks are vulnerable to unauthorized access and security threats. Directors with experience in cyber security assist the Board in developing strategies and processes for protecting against and, in the event our networks become compromised, responding to and remediating information security breaches.

Board Skills Matrix.    The table below summarizes the specific qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. This summary, however, is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies; see “Items to be Voted On—Proposal 1: Election of Directors” below. An “X” indicates that the required expertise is a specific factor considered in nominating the individual to serve on the Board and, for incumbent Board members, is a specific area of focus or expertise on which the Board relies. Lack of an “X” does not mean that the director nominee does not possess the identified expertise.

Board of Directors
Required Expertise	Louis Caldera	Dennis Chookaszian	David Devonshire	Patrick Gross	Gregory Jackson	Thomas Lally	Ronald McCray	Leslie Thornton	Richard Wang
Educational Services and Related Legal and Regulatory Experience	x				x			x
Strategic Planning and Growth Initiatives	x	x	x	x	x	x	x		x
Investment Management and Other Financial Expertise		x	x	x	x	x	x		x
Marketing		x		x			x
Governance	x	x		x		x	x	x
Digital Business and Information Technology		x		x
Cyber Security		x		x				x

Transactions with Related Persons

The Board of Directors and the Company have established certain policies and procedures regarding review and approval of activities involving related-person transactions as defined under applicable SEC regulations. Related persons include anyone who is, or has been since the beginning of the last fiscal year, a director or director nominee, an executive officer, a stockholder owning 5% or more of our outstanding common stock, and any immediate family member or associate of any of these persons. A person’s “immediate family” includes his or her spouse, parents, step-parents, children, step-children, brothers and sisters, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a tenant or employee) sharing the person’s home. A person’s “associates” include (a) any corporation or organization (other than the Company or its subsidiaries) of which the person is an officer or partner, or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and (c) any member of the person’s immediate family who has the same home as the person or who is a director or officer of the Company or any of its subsidiaries.

As stated in the Audit Committee charter, the Board has delegated to the Audit Committee the responsibility to review, approve or ratify any transactions with related persons required to be reported in the Company’s periodic reports with the SEC to determine if each transaction is in the best interests of the Company and its stockholders and is consistent with applicable legal or regulatory requirements. The Audit Committee meets quarterly with our internal audit department members to review the results of their monitoring of compliance with the Company’s Code of Business Conduct and Ethics (which applies to directors as well as all employees) and the Code of Ethics for Executive Officers. Monitoring procedures include the Company’s EthicsMatters Hotline for anonymous reporting of suspected violations of those Codes and entity level testing of key controls in connection with internal control over financial reporting and disclosure controls and procedures.

As discussed above, the Company’s Conflicts of Interest Policy, which is included in the Company’s Code of Business Conduct and Ethics, sets forth what business conduct, interests or arrangements of its employees may be improper, and what employees must do to bring any opportunity covered by the Conflicts of Interest Policy to the attention of the Company. See “Corporate Governance Guidelines and Ethics Codes” above for further description of this policy.

In accordance with the Nominating and Governance Committee charter, the Board’s Nominating and Governance Committee reviews the independence of and any possible conflicts of interest of directors and director nominees. The Nominating and Governance Committee performs this review at least annually in connection with information gathered from Directors’ and Officers’ Questionnaires and the director nominee selection process. Directors are required to disclose potential and existing related-party transactions in completing the questionnaire. Directors are also expected to disclose all potential related-party transactions to the Audit Committee and to the Board of Directors in compliance with the Audit Committee’s responsibilities regarding review of related-person transactions. Corporate legal and accounting staff also review all purchases, sales or other financial transactions between CEC and each outside director or nominee, and between CEC and any entity and affiliates of which a director or nominee is an employee, director, or trustee. Based on these reviews, there have been no related-party transactions which would require disclosure in this Proxy Statement, nor are we aware of any business or other relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to the Board of Directors, c/o Corporate Secretary, Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed. From time to time, the Board of Directors may change the process by which stockholders may communicate with the Board or its members. Please refer to our website, www.careered.com, under the captions “Investor Relations-Corporate Governance” for any changes in this process.

DIRECTOR COMPENSATION

In 2014, the Board, upon the recommendation of the Nominating and Governance Committee, approved a revised director compensation program, effective June 3, 2014, which replaced our prior compensation program in effect for the beginning of 2014. Accordingly, non-employee directors received compensation from the beginning of fiscal 2014 through the date of the 2014 Annual Meeting of Stockholders in accordance with the prior director compensation program, and compensation following the 2014 Annual Meeting of Stockholders in accordance with the revised compensation program. For 2014, each non-employee director other than the Chairman of the Board received an annual retainer of $75,000, payable in quarterly installments. A non-employee Chairman of the Board receives an annual retainer of $175,000 under the revised director compensation program, an increase from the $150,000 annual retainer under the prior compensation program, payable in quarterly installments. Further, consistent with the prior compensation program, each non-employee director who serves as a Board Committee chairperson also receives an additional annual retainer of $15,000, payable in quarterly installments, except that the Audit Committee chairperson, under the revised compensation program, receives an additional annual retainer of $20,000. An individual meeting fee of $1,500, an increase from the $1,000 per meeting fee under the prior compensation program, is paid to the non-employee directors, including a non-employee Chairman of the Board with respect to meetings of the full Board, for each Board and Committee meeting commencing with the 13th such Board or 13th such Committee meeting in the 12-month period following the annual meeting of the Company’s stockholders. The final quarterly payment with respect to a calendar year is contingent on the director having attended at least 75% of the aggregate of the total number of Board meetings (held during the portion of the year for which such individual has been a director) plus the total number of meetings held by all Committees of the Board on which such person served (during the portion of the year that the person served on such Committee). In the event the director has not achieved such attendance level, the director will forfeit the entire amount of the final quarterly retainer payment. This forfeiture provision does not apply to (1) Board or Committee meeting fees payable when the Board or Committee holds 13 or more meetings during the calendar year, or (2) equity awards (described below).

Additional compensation was approved for members of the Special Committee established in May 2013 to work with counsel on matters relating to a proposed settlement of the Company’s derivative litigation matters. An annual fee of $20,000 payable in quarterly installments and a $1,000 per meeting fee for every meeting beyond three occurring within a calendar quarter applied to Messrs. Caldera and McCray during the time they served as members of the Special Committee, which was dissolved in February 2014.

All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors and Committee meetings and associated with Board or Committee responsibilities, including attendance at one director education program each year. We do not believe the reimbursement of expenses related to attendance at such director education programs to be perquisites as directors are expected to attend such programs, which are integrally and directly related to their service as directors.

In addition, under the director compensation program adopted effective June 2014, each non-employee director receives an annual grant of deferred stock units under the 2008 Plan on the date of our Annual Meeting of Stockholders, and new directors who join the Board during the year receive a pro rata equity award for their partial year of service. For the 2014-2015 director term, each non-employee director was granted 14,619 deferred stock units, based upon the closing price of the common stock on NASDAQ on June 3, 2014, with each deferred stock unit representing a contingent right to receive one share of common stock upon the director’s termination of service from the Board. One-third of the deferred stock units granted to each non-employee director vest on June 14 in each of 2015, 2016 and 2017, subject to continued Board service on each vesting date. Vested deferred stock units are settled in shares of common stock upon termination of Board service, and deferred stock units that are unvested at the time of termination of Board service are forfeited.

As discussed in greater detail below, on March 10, 2015, the Company entered into an agreement (the “Tenzing Agreement”) with Tenzing Global Management LLC (“Tenzing Global Management”), Tenzing Global

Investors LLC, Tenzing Global Investors Fund I LP and Richard D. Wang (collectively, “Tenzing Global”). Pursuant to the Tenzing Agreement, the Board appointed Mr. Wang to the Board, effective immediately, and agreed to nominate him to stand for election as a director at the Annual Meeting. As a non-employee director, Mr. Wang will receive compensation consistent with that provided to all of the Company’s non-employee directors, including the $75,000 annual retainer, the individual Board and Committee meeting fee of $1,500 per meeting, and equity awards granted to non-employee directors (including a grant of deferred stock units under the 2008 Plan on the date of the Annual Meeting) in each case on the terms set forth above. Furthermore, Mr. Wang received a pro rata equity award on March 10, 2015 for his service on the Board prior to the Annual Meeting. See “Items to Be Voted On—Proposal 1: Election of Directors” for more information regarding the Tenzing Agreement and Mr. Wang’s appointment to the Board.

The Nominating and Governance Committee has the responsibility to review non-employee director compensation on a periodic basis and to recommend changes to the Board of Directors.

Mr. Steffey, who served as our President and Chief Executive Officer during 2014, was an employee director and therefore did not receive any additional compensation as a member of the Board. The compensation of Mr. Steffey as President and Chief Executive Officer for 2014 and prior periods is addressed under the headings “Compensation Discussion and Analysis” and “Compensation Tables.” Mr. McCray, who has served as a member of the Board since November 2012 and as Chairman of the Board since June 2014, was appointed to serve as Interim President and Chief Executive Officer on February 11, 2015. During the period Mr. McCray is an employee of the Company he will not receive any additional compensation as a member or Chairman of the Board. The compensation of Mr. McCray as Interim President and Chief Executive Officer is described under the heading “Compensation Discussion and Analysis—I. Executive Summary—2015 Compensation Decision Highlights.” On February 11, 2015, the Board appointed Mr. Lally to serve as Lead Director. Mr. Lally will receive an additional annual cash retainer of $20,000 in connection with his service as Lead Director.

Commencing January 1, 2010, in accordance with the Non-employee Director Share Accumulation Program, non-employee directors could elect to utilize all or a portion of their annual retainer fee and quarterly meeting fees to acquire shares of Company stock from the Company. These shares are acquired quarterly in arrears. No directors participated in the program in 2014.

Each director is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law.

The total compensation of our non-employee directors and Mr. McCray, our current Interim President and Chief Executive Officer, for the year ended December 31, 2014, is shown in the table below.

2014 Director Compensation

Name	Fees Earned in Cash	Stock Awards(1)	Total
Louis E. Caldera (2)	$85,333	$64,177	$149,510
Dennis H. Chookaszian (3)	$98,889	$64,177	$163,066
David W. Devonshire (4)	$112,667	$64,177	$176,844
Patrick W. Gross (5)	$96,000	$64,177	$160,177
Gregory L. Jackson (6)	$81,000	$64,177	$145,177
Thomas B. Lally (7)	$94,600	$64,177	$158,977
Ronald D. McCray (8)	$144,111	$64,177	$208,288
Leslie T. Thornton (9)	$95,000	$64,177	$159,177
Richard D. Wang (10)	$—	$—	$—

(1)	Amounts were calculated as the aggregate grant date fair value, excluding the effect of estimated forfeitures and utilizing the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718—Compensation—Stock Compensation. See Note 14 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for information regarding the assumptions used in the valuation of our equity awards.

(2)	As of December 31, 2014, Mr. Caldera held options to purchase 18,667 shares of Company common stock and 14,619 deferred stock units.

(3)	Chairperson of the Audit Committee. As of December 31, 2014, Mr. Chookaszian held options to purchase 192,000 shares of Company common stock and 14,619 deferred stock units.

(4)	Chairman of the Board through June 3, 2014. As of December 31, 2014, Mr. Devonshire held options to purchase 138,000 shares of Company common stock and 14,619 deferred stock units.

(5)	Chairperson of the Compensation Committee. As of December 31, 2014, Mr. Gross held options to purchase 192,000 shares of Company common stock and 14,619 deferred stock units.

(6)	As of December 31, 2014, Mr. Jackson held options to purchase 120,000 shares of Company common stock and 14,619 deferred stock units.

(7)	Chairperson of the Nominating and Governance Committee. Mr. Lally was appointed Lead Director of the Board on February 11, 2015. The fees earned by Mr. Lally include $600 for his service on the board of trustees of Briarcliffe College, one of the Company’s institutions. As of December 31, 2014, Mr. Lally held options to purchase 192,000 shares of Company common stock and 14,619 deferred stock units.

(8)	Mr. McCray was elected Chairman of the Board on June 3, 2014 and appointed Interim President and Chief Executive Officer on February 11, 2015. As of December 31, 2014, Mr. McCray held options to purchase 24,000 shares of Company common stock and 14,619 deferred stock units.

(9)	Chairperson of the Compliance Committee. As of December 31, 2014, Ms. Thornton held options to purchase 192,000 shares of Company common stock and 14,619 deferred stock units.

(10)	Mr. Wang was appointed to the Board on March 10, 2015.

Stock Ownership Guidelines

The Board of Directors expects non-employee directors to be active participants in improving stockholder value by maintaining a predetermined level of ownership of Company common stock. The Board adopted new stock ownership guidelines, effective as of June 2, 2014, that apply to our executive officers and non-employee directors. Under the stock ownership guidelines adopted in 2014, the non-employee director ownership target is set at five times the base cash annual retainer for non-employee directors (excluding any additional retainer amounts for Committee or Chairperson service). There is no specific period of time under the guidelines by which non-employee directors are required to achieve their ownership target; however, the Board expects each non-employee director to make continuous progress toward his or her ownership target and retain at least 75% of the “net shares” from equity awards received until such director’s ownership target has been achieved. As of the date of this Proxy Statement, each of the non-employee directors has complied with the terms of the Stock Ownership Guidelines adopted in 2014, however, none of such directors has achieved such director’s applicable stock ownership target. See “Compensation Discussion and Analysis—VIII. Corporate Governance—Stock Ownership Guidelines” for further information regarding these stock ownership guidelines.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

Set forth below is a table identifying our executive officers at March 23, 2015 and their biographies are provided below, except for Ronald D. McCray, our Interim President and Chief Executive Officer, whose biography can be found in “Matters to be Voted On—Proposal 1: Election of Directors.”

Name	Age	Position
Jeffrey D. Ayers	54	Senior Vice President, General Counsel and Corporate Secretary

Lysa A. Clemens	48	Senior Vice President and Chief Career Schools Officer

Jeffrey R. Cooper	63	Senior Vice President and Chief Compliance Officer

Jason T. Friesen	47	Senior Vice President and Chief University Education Officer

Reid E. Simpson	58	Senior Vice President and Chief Financial Officer*

*	Reid Simpson resigned from his position as Senior Vice President and Chief Financial Officer effective March 31, 2015.

The Board of Directors elects our executive officers annually. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or officers of CEC.

Jeffrey D. Ayers has served as Senior Vice President, General Counsel and Corporate Secretary since December 2007. Mr. Ayers has extensive experience as a senior legal officer for large public companies operating in complex regulatory and financial environments, with a focus on compliance and transactional matters. From February 2005 until joining the Company, Mr. Ayers was the Senior Vice President, General Counsel and Corporate Secretary of NovaStar Financial, Inc., a NYSE-listed mortgage originator, servicer and securitizor, where he had responsibility for all legal, regulatory, compliance and corporate governance issues. From April 2003 to January 2005, Mr. Ayers was Vice President and Associate General Counsel with General Electric’s insurance subsidiary, which then had more than $10 billion in annual revenues, where he managed and negotiated domestic and international transactions and corporate financings, and advised on securities law matters, among other responsibilities. From 1999 to 2002, Mr. Ayers was Senior Vice President, General Counsel and Corporate Secretary of Aquila Merchant Services, Inc., an NYSE-listed and leading multinational risk merchant, commodity trader and energy infrastructure developer and manager with annual revenues exceeding $25 billion. From 1996 to 1999, Mr. Ayers was managing partner of the London, England office of Husch Blackwell LLP. Mr. Ayers received a Bachelor of Science in computer science and mathematics from Graceland University and a law degree and Master of Business Administration from the University of Iowa.

Lysa A. Clemens joined the Company in June 2013 as Senior Vice President of Strategic Initiatives, and became Senior Vice President and Chief Career Schools Officer in August 2013. Prior to joining the Company, Ms. Clemens was Chief Operations Officer of Synergis Education, which provides marketing, enrollment, accounting and retention services to small private colleges and universities, from 2012 until joining the Company and, from 2011 to 2012, of Latimer Education, Inc., which provided expertise and resources to leverage ground-based educational programs into the online marketplace. From 2010 to 2011, Ms. Clemens was Chief Marketing Officer at Whitney International University System, which supports postsecondary education institutions across Latin America by providing capital for expansion, technology, marketing expertise and affiliations with top universities across the Western hemisphere. Ms. Clemens was in various roles at Strayer Education, a private sector provider of higher education, from 2001 to 2010, leading the marketing function and later serving as Executive Vice President and Chief Administrative Officer. In these roles she repositioned the institution’s brand for national expansion, oversaw Strayer’s campus expansion into 15 states and the market introduction of Strayer’s online programs. Ms. Clemens also spent 11 years at the University of Phoenix, one of the Company’s largest competitors, managing the marketing and campus administration functions, introducing the first national brand and advertising strategy and establishing the university’s first incoming lead call center. Ms. Clemens received a Bachelor of Arts in advertising from Arizona State University and a Master of Business Administration from the University of Phoenix.

Jeffrey R. Cooper joined the Company as Senior Vice President and Chief Compliance Officer in February 2014. Prior to joining the Company, Mr. Cooper was Senior Vice President and Chief Compliance Officer at ITT Educational Services, Inc., a provider of accredited, technology-oriented undergraduate and graduate degree programs, a position he held since November 2004 and where he was responsible for overseeing all compliance programs and enterprise risk management for the company and its institutions. Mr. Cooper served as vice president of Great American Financial Resources, Inc. (“GAFRI”), the annuity and life insurance operations of American Financial Group, from June 1999 through October 2004, and as its Chief Compliance Officer from June 1997 through October 2004. Mr. Cooper received a Bachelor of Arts from Boston University and a law degree from the University of Miami School of Law.

Jason T. Friesen has served in various Senior Vice President positions since joining the Company in November 2007, including his current position as Chief University Education Officer (since July 2012) and prior positions leading the Health Education Group (January 2012 to July 2012), in Finance and Investor Relations (January 2010 to January 2012) and in Finance (November 2007 to January 2010). Mr. Friesen also served as Treasurer from November 2007 to July 2012. Prior to joining the Company, he served in senior finance positions including business unit financial management and financial planning. From November 2003 until joining CEC, Mr. Friesen held leadership positions within finance at Sears, Roebuck & Co. and Sears Holdings Corporation, a NASDAQ-listed Fortune 100 company and one of the nation’s largest broadline retailers. At Sears, he served as Vice President of Merchandise Finance—Hardlines, a business with approximately $20 billion in annual revenue; from March 2006 to August 2007, he was Vice President, Finance—Specialty Retail; from March 2005 to March 2006, he was Vice President—Financial Planning and Analysis; and from November 2003 through March 2005, he served as Director of Finance, Corporate Finance and Planning. From 2002 to 2003, Mr. Friesen was a Senior Manager at Bearing Point, a consulting firm, and from 1998 to 2002 was a Senior Manager at Arthur Andersen LLP. Mr. Friesen received a Bachelor of Science in business administration from Indiana University and a Master of Business Administration from the University of Chicago. Mr. Friesen is a certified public accountant.

Reid E. Simpson served as Senior Vice President and Chief Financial Officer until March 31, 2015. Prior to joining the Company in May 2014, Mr. Simpson was a board member of Helix Education, Inc. (formerly known as Datamark Inc.), a provider of marketing, enrollment, retention and learning solutions for postsecondary education, a position he held since 2007 and where he was also the chairman of the audit committee. In addition, from May 2010 until June 2013, Mr. Simpson was Senior Vice President and Chief Financial Officer of Asset Acceptance Capital Corporation, a then public company engaged in the purchase and collection of defaulted and charged-off accounts receivable portfolios. From 2007 to 2010, he served as Executive Vice President and Chief Financial Officer of Aircell LLC (now Gogo Inc.), a leading provider of in-flight mobile broadband services to the commercial and business aviation industries in the United States, and from 2004 to 2007 he served as Chief Financial Officer of eCollege.com, a then public outsource provider of value-added information services to the postsecondary education industry. From 1999 to 2004, Mr. Simpson served as Executive Vice President and Chief Financial Officer of CCC Information Services, Inc., a public company providing software and services to the automobile claims industry. Mr. Simpson previously held CFO positions at The Signature Group and Delphi Information Systems, Inc. Additionally, Mr. Simpson spent 16 years with The Dun & Bradstreet Corporation where he held a number of senior finance positions, including CFO for three of the corporation’s businesses: Dun & Bradstreet Plan Services, Nielsen Marketing Research and DonTech. Mr. Simpson received a Bachelor of Science in accounting from Michigan State University.

Executive Officer Appointments Effective April 1, 2015.    In addition to the executive officers at March 23, 2015 identified above, on March 23, 2015 the Board appointed two additional executive officers, effective April 1, 2015, in connection with the resignation of Reid Simpson from his position as Senior Vice President and Chief Financial Officer of the Company.

Effective April 1, 2015, David A. Rawden, age 57, of AlixPartners, a business advisory firm which specializes in turnarounds and restructurings, serves as the Company’s Interim Chief Financial Officer pursuant to an agreement for the provision of interim management services with AP Services, LLC, an affiliate of

AlixPartners. Mr. Rawden has been a Director at AlixPartners since 2008, and also worked with AlixPartners from 1990 through 2002. His assignments through AlixPartners have included being CFO for a privately held regional specialty trucking company; Executive Vice President of Finance for Savannah College of Art and Design, a non-profit private college that also had some for-profit elements; and CFO for X-Rite, Inc., a $250 million private/public manufacturer of electro/optical color measurement devices. As an employee of AlixPartners, Mr. Rawden has worked on several turnarounds, restructurings and bankruptcies. From 2002 to 2005, Mr. Rawden was CFO for Allied Holdings, Inc., a then $1 billion publicly traded transportation company which filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) in 2005. From 2006 to 2007, Mr. Rawden was Senior Vice President and Chief Financial Officer for Exopack Holdings SA, a privately held SEC registered $700 million manufacturer of flexible packaging. In 2007, as an independent contractor through AlixPartners, Mr. Rawden was appointed Senior Vice President of Finance at Remy International, a $1.1 billion privately held global Tier One automotive supplier which filed a pre-arranged Chapter 11 proceeding in 2007. Mr. Rawden has also worked as CFO for several other privately held companies in a wide range of industries. Mr. Rawden earned a Master of Management degree in finance and economics from Northwestern University and a Bachelor of Arts in accounting from Michigan State University. He is a certified public accountant.

Effective April 1, 2015, Michele A. Peppers, age 39, serves as the Company’s principal accounting officer. Ms. Peppers has served for nearly 11 years in the Company’s finance department in various roles of increasing responsibility. She has served in her current role of Vice President, Accounting and Reporting, since October 2014 and her prior positions with the Company have included Vice President and Assistant Controller from November 2012 to October 2014, Director of Financial Reporting from March 2009 to November 2012, as well as various other roles with increasing responsibility within the Accounting department since joining the Company in April 2004. Prior to joining the Company, she worked as an Accounting Manager for RJ Nelson Enterprises, an owner/operator of restaurants. Ms. Peppers received a Bachelor of Arts in accounting from the University of Illinois at Chicago and is a certified public accountant.

Compensation Discussion and Analysis

This compensation discussion and analysis describes how the Compensation Committee of our Board of Directors oversees the design and administration of executive compensation programs and how and why the Committee made its compensation decisions relating to 2014 compensation for executive officers, including the named executive officers. For 2014, our named executive officers were:

Name
Scott W. Steffey	Former President and Chief Executive Officer
Reid E. Simpson	Former Senior Vice President and Chief Financial Officer
Jeffrey D. Ayers	Senior Vice President, General Counsel and Corporate Secretary
Lysa A. Clemens	Senior Vice President and Chief Career Schools Officer
Jason T. Friesen	Senior Vice President and Chief University Education Officer
Colleen M. O’Sullivan	Former Senior Vice President and Chief Financial Officer

Scott Steffey was the Company’s President and Chief Executive Officer in 2014 but left the Company on February 11, 2015. Reid Simpson and Colleen O’Sullivan each served as Senior Vice President and Chief Financial Officer for part of 2014. Ms. O’Sullivan served until May 2014 and Mr. Simpson served from May 2014 until he left the Company on March 31, 2015.

This discussion is divided into the following sections:

I.	Executive Summary

II.	Compensation Philosophy and Objectives

III.	Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

IV.	Competitive Positioning

V.	2014 Compensation Decisions

VI.	Other Compensation and Benefits

VII.	Regulatory Considerations

VIII.	Corporate Governance

I. Executive Summary

Our compensation package for executive officers has generally consisted of a base salary, an annual performance-based incentive award payable in cash, and long-term incentive awards granted in the form of equity and cash-based awards. The Committee has selected these components as they align our executives’ interests with those of our long-term stockholders and motivate our executives to achieve the Company’s operational and strategic goals.

Business Environment

Throughout 2014, we made significant progress within our operations related to the strategic goals we set for the Company. Through the efforts of our dedicated faculty, staff and support services groups we advanced our mission to Enroll, Educate and Place our students into careers that will enrich their lives. As a result of the continued progress of our various initiatives, we find ourselves in a stronger position as compared to the prior year, despite the continued regulatory challenges and enrollment trends experienced within postsecondary education in general, and the proprietary education sector, in particular.

In 2014, the Company made meaningful and positive progress and changes. Examples of some of the significant business highlights include:

•

Strengthening our academic outcomes remains a top priority for our institutions. Our adaptive learning system, intellipath™, continues to serve as a powerful tool in the education of our students by strengthening academic outcomes. Not only does intellipath serve as a competitive differentiator for our company and institutions, but it also shows indications of increased student engagement and satisfaction, which has a positive influence on student retention. Currently intellipath is almost exclusively used by our online institutions, but through 2016 we intend to expand its use to include our ground-based campuses. Through ongoing assessment of a student’s current knowledge and knowledge gains, this technology personalizes the learning experience enabling each student to spend more time where they need to fill knowledge gaps while also allowing them to skip material they already know.

•

We continue to focus on regulatory compliance and adherence to the standards of each of our institutional and programmatic accreditors. Evidence of our commitment to academic and operational excellence includes the many renewal of accreditation decisions achieved by our institutions this year. Of the 29 institutions that had applied for ACICS renewal of accreditation, 28 received a renewal grant through 2019 or 2020 and one is on deferral pending the next Commission meeting. AIU’s accreditation was continued by HLC with the next reaffirmation of accreditation scheduled for 2023-2024.

•

We have continued to simplify our business model through the divestiture of our International business in late 2013 and the consolidation of several brands within the Career Colleges segment. We have also streamlined our management structure to align with our simpler operating model.

•

During the fourth quarter of 2014, the Company announced its intent to sell the Le Cordon Bleu Colleges of Culinary Arts (“LCB”). The decision to pursue the divestiture of LCB was the result of an ongoing portfolio review undertaken as part of an evaluation of the strategic direction of the Company. We anticipate that the sale of LCB will help further strengthen our financial position and enable us to focus on and grow other parts of our business. We have not yet secured a buyer for the sale of LCB, but have allocated resources to the sale process and contracted with a third party firm to assist with the transaction. We anticipate completing the sale by the end of 2015.

Pay for Performance

The Company has designed our compensation programs so that the majority of executive pay is at risk. At risk pay is directly linked to our performance in relation to the performance of our peers, the value we bring to our stockholders, and progress against our challenging annual goals, which are evaluated by the Compensation Committee.

Pay Mix.    Excellent performance by our named executive officers is essential to achieving our strategic goals and increasing stockholder value. As such, a significant amount of executive pay is weighted towards at-risk variable compensation (annual and long-term incentives). To maximize alignment with stockholder interests, we tie a significant portion of executive pay to Company performance by delivering it in long-term compensation. Each named executive officer has a target total compensation opportunity that is assessed annually by the Compensation Committee to ensure alignment with the Company’s compensation objectives and market practice.

The following charts show the target total direct compensation mix for the CEO and other named executive officers as compared to the median of our comparison group which is described in Section IV below. Actual amounts earned may differ from targeted amounts based on both Company and individual performance. For 2014, 82% percent of CEO target total direct compensation and 65% percent of other named executive officer compensation are variable based on company and individual performance.

Annual Incentive Awards.    Each year, the Company designs its annual incentive award program to focus on performance measures it believes will drive improved performance and align with Company objectives. Company performance has further impacted the design of the annual incentive award program, causing the Committee to establish programs in 2012 through 2015 that generally produce a significantly reduced target opportunity for achieving target levels of Company performance. Actual payouts over the last several years have generally been below these reduced target opportunities, further reflecting the pay for performance design of the programs and the Committee’s pay for performance focus in its decisions.

Five Year Evolution of Long-Term Awards.    Over the past five years, the Company has made significant strides to promote alignment of our long-term incentive awards for our named executive officers with the interests of our stockholders. The charts below describe the progress the organization has made to increase the usage of performance-based long-term incentives to the named executive officer group, excluding the CEO.

From 2011 through 2013, the Company experienced transitions in CEO leadership which impacted the design of CEO compensation. For 2014, however, long-term incentives for the CEO aligned with the mix of awards to the other named executive officers, including 50% of long-term incentives in a performance-based award. An additional 20% of 2014 CEO long-term incentive awards was subject to a performance measure designed to qualify amounts earned as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as amended from time to time (“Code”), although this performance measure was designed to be less challenging than that applicable to the 50% performance-based award.

CEO Transition and Recruitment.    As mentioned above, the Company has experienced transitions in CEO leadership. This has resulted in the need for interim compensation arrangements as well as the payment of inducement compensation to attract qualified CEO candidates. These transition costs significantly impact common CEO-focused pay for performance statistical analyses, but these analyses do not reflect the pay for performance design of the Company’s compensation programs and pay for performance focus of the Committee’s decisions.

Retention.    Improved Company performance requires executive leadership and as a result retention has been an important consideration for the Committee. To support the Company’s efforts to Enroll, Educate and Place and to strengthen academic outcomes for our students, continuity of leadership is critical. Executive leaders play a vital role in the turnaround of the Company, and therefore pay for performance decisions must not undermine retention goals.

2014 Compensation Decision Highlights

When establishing 2014 compensation, the Committee conducted a full review of our base salary, annual short-term incentive plan (AIP) and long-term incentive programs to ensure continued alignment with stockholder interests, while endeavoring to move certain named executive officers closer to the market median. In this regard, the Committee determined to make the following key compensation decisions for 2014 named executive officer compensation. Please see Section V for more information about these decisions.

Pay Component	Compensation Decision
Base Salary

Based on the movement made in fiscal year 2013 towards the turnaround of the Company, the Committee determined to recognize the positive developments by increasing Mr. Steffey’s total direct compensation, including an increase in his 2014 base salary to $850,000

Base salary increases were also awarded for 2014 to three additional named executive officers to better align those officers’ total direct compensation with the market median

Based on Company performance, the Committee had forgone 2013 base salary increases for all employees, including the executive officers

Annual Short-Term Incentive Program (AIP)

Design

The 2014 AIP was designed to align with the 2014 operating plan and includes measures for Profitability (revenue and expense management), Enroll and Educate (student population), Place (student completion and placement) and individual performance, with CEO performance determined solely on the Profitability measures and individual regulatory, company performance and subjective goals established for the CEO

Based on the Company’s performance, the Committee maintained for the third year an effective 50% reduction in target payouts for executive officers by establishing payout scales that generally result in payouts of 50% of the officers’ AIP target value for achieving 100% of targeted operating plan performance (except for the Company’s University group which was expected to generate operating income)

Target Values

2014 AIP target values were held constant for the named executive officers except for Mr. Steffey (see below) and one named executive officer whose AIP target was increased from 50% to 60% of base salary to reflect a promotion which occurred in August 2013

Mr. Steffey’s AIP target value was increased from 100% to 110% of base salary as part of the Committee’s determination to increase Mr. Steffey’s total direct compensation to recognize the progress in fiscal year 2013 towards the turnaround of the Company

Payout Amounts

In light of the Company’s financial performance, the Committee used its discretion under the 2014 AIP to reduce amounts payable pursuant to certain performance measure results.

Pay Component	Compensation Decision
Long-Term Incentive Awards

Design

Consistent with investors’ desire for more performance-based compensation, the Committee increased the weighting of performance units which use a three-year relative TSR performance measure to comprise 50% of the overall target value of the long term incentive awards to the named executive officers

As a result, the 2014 long-term incentive awards made to the named executive officers were:

•    Performance units (weighted 50%)

•    Stock options (weighted 30%)

•    Time-based stock-settled RSUs (weighted 20%), with the CEO award being subject to a performance measure as a condition to vesting

Target Values

Target values for 2014 long-term incentive awards were held constant year-over-year for all named executive officers except Mr. Steffey (see below) and one named executive officer whose long-term incentive target value was increased from 100% to 125% of base salary to reflect a promotion which occurred in August 2013

Mr. Steffey’s long-term incentive target value was increased from $2.6 million to $3.0 million as part of the Committee’s determination to increase Mr. Steffey’s total direct compensation to recognize the progress in fiscal year 2013 towards the turnaround of the Company

For 2014 only, the Committee approved a one-time increase in long-term incentive target values for three named executive officers in light of their significant contributions to the turnaround of the Company during a period in which the officers’ target total direct compensation was below the market median.

Say-on-Pay

At our 2014 Annual Meeting of Stockholders, our “Say-on-Pay” proposal was approved by approximately 51.6% of stockholders voting on the proposal at the meeting. In response to these voting results, we continued our investor outreach efforts, inviting 27 of our largest investors, representing approximately 59% of our outstanding shares, to engage with management to better understand their concerns about our compensation program. From the investors who accepted our invitation, we heard:

•	Pay for performance is critical and is the primary focus when reviewing proxy statements and making voting recommendations.

•	Positive feedback for the direction the Company had taken in 2013 and 2014, particularly with respect to our long term incentive compensation program.

•	An increase to 50% performance-based awards, with 30% stock options and 20% time-based awards.

•	This structure, with a more significant percentage of awards granted being performance-based, is considered more aligned with the interests of stockholders.

•	Three-year relative TSR performance measure and clear disclosure of the performance metrics were viewed positively.

•	Most consider option awards as performance-based and therefore count 80% of the Company’s long-term incentive awards as performance-based compensation.

•

The Company’s 50% reduction in targeted annual incentive program payments for 2013 and 2014 were viewed as a positive attempt to align total executive compensation with stockholder return on investment.

•	A desire for continued, and enhanced, use of charts and graphs to facilitate an efficient review during the height of proxy season.

As indicated by their say-on-pay votes, some investors expressed concerns with the total 2013 compensation for Mr. Steffey. The investors stressed the importance of aligning total CEO compensation with company performance and with the compensation of the other named executive officers. We discussed the reasons for the 2013 CEO hiring package which was to induce Mr. Steffey to join the Company and to incent him to improve the Company’s performance. We further noted that in 2014 the CEO’s long term incentive awards were aligned with those granted to the other named executive officers.

Although the investors we spoke with were more focused on executive compensation issues than corporate governance, we did receive their input on the Company’s governance structure. The investors participating in our executive compensation stockholder outreach felt that the Company generally had satisfactory corporate governance. They noted concerns with companies that have a classified board, a non-independent chairperson of the board and poison pills or other rights plans that have not been approved by stockholders, none of which has been an issue at the Company.

The Company also engaged with one of the primary institutional investment advisory firms to discuss our compensation practices.

Feedback from these discussions was shared with the Compensation Committee and was considered in making subsequent decisions regarding executive compensation to strengthen pay for performance and stockholder alignment. As mentioned above and further discussed below, we:

•

Maintained a TSR performance measure over three years for our long-term performance-based incentive award, and maintained a 50% weighting of these awards for our continuing named executive officers in 2015.

•

As discussed further below, structured our 2015 annual incentive plan to maintain a strong operational performance measure and to align pay with Company performance through the achievement of target performance resulting in a payout of 60% of a participant’s target.

•	Provided robust disclosure in this Proxy Statement surrounding our comparison groups and performance measures.

•	Continued the use of charts and graphs in this Proxy Statement in an effort to facilitate an efficient review.

•	Remain committed to a strong corporate governance structure.

We are committed to the interests of our stockholders and the delivery of stockholder value through sustainable growth, and we will continue to consider the outcome of the Company’s “Say-on-Pay” proposal and stockholder feedback when making further compensation decisions for our named executive officers.

2015 Compensation Decision Highlights

When establishing 2015 compensation, the Committee conducted a full review of our base salary, AIP and long-term incentive programs to ensure continued alignment with stockholder interests. In this regard, the Committee determined to make the following key compensation decisions for the 2015 compensation for the continuing named executive officers:

•	Base salaries and 2015 individual AIP targets will be held constant year-over-year.

•

The 2015 AIP was redesigned to align with our 2015 operating plan. The Company has simplified the 2015 AIP to include (i) an EBITDA performance component (weighted 80%) in order to focus participants on key drivers of the Company’s turnaround, and (ii) an individual goals component (weighted 20%). Performance targets were set based on our operating plan. Payout for performance above and below these targets is clearly defined. For 2015, achievement of operating plan and individual goals produces a 60% of target award payout under the program; target payouts (100%) require the Company to achieve performance above the 2015 operating plan. A revenue multiplier structure for the University Group is included to ensure the quality of earnings as well as revenue growth.

•

2015 long-term incentive award targets were also held constant year-over-year. The 2015 long-term incentive awards include three vehicles for our executive officers (excluding our Interim President and CEO):

•	Performance units in the form of a cash-based award (weighted 50%).

•	Non-qualified stock options (weighted 30%).

•	Time-based restricted stock units (weighted 20%), settled half in stock and half in cash.

•

The performance units vest at the end of a three-year performance period based on the Company’s total stock holder return (“TSR”) relative to a peer group of 13 publicly-traded proprietary education companies. See “V. 2014 Compensation Decisions—Outstanding Performance-Based Awards” for a list of companies included in the TSR peer group and the performance unit payout scale, which includes a minimum performance threshold for payment and a 200% maximum payout. The stock options and restricted stock units vest in four equal annual installments provided that the award recipient remains employed on the date of vesting. In order to manage the Company’s share usage run rate within reasonable competitive norms, the Company determined to settle the performance units and half of the restricted stock units in cash.

2015 Compensation Package for Interim CEO.    On February 11, 2015, the Board of Directors appointed Ronald D. McCray as Interim President and Chief Executive Officer of the Company, in addition to his role as Chairman of the Board. The following compensatory arrangements were established in connection with his employment by the Company:

•	Due to the interim nature of Mr. McCray’s appointment, his base annual salary is $1.5 million effective February 12, 2015 and he will not participate in any annual incentive award program for 2015.

•

Due to the interim nature of Mr. McCray’s appointment, the Company will, for up to the first 12 months of employment, reimburse him for the following costs associated with temporary living near the Company’s corporate offices in Schaumburg, IL: monthly rent and utilities for a furnished apartment, a rental car, health club dues and travel expenses (including one roundtrip coach airfare) to one of his regular residences each month.

•

Restricted stock units with a target value at grant of $1.5 million, comprised of 250,000 stock-settled and 11,324 cash-settled restricted stock units, which vest on March 14, 2016 based on the level of achievement of company-wide EBITDA, as defined for purposes of the 2015 AIP, and the number of restricted stock units eligible for vesting based on the length of Mr. McCray’s tenure in his role as Interim President and Chief Executive Officer, with 25% being eligible for vesting as of the grant date and an additional 25% eligible for vesting on each of April 1, 2015, July 1, 2015 and October 1, 2015. The terms and conditions of the restricted stock units granted to Mr. McCray, including the scale for determining the number of restricted stock units eligible for vesting based on achievement of the above-referenced EBITDA performance measure, are set forth in the forms of restricted stock unit agreements provided in our Current Report on Form 8-K filed with the SEC on March 6, 2015.

•	Mr. McCray will not receive any additional compensation in his capacity as a member and Chairman of the Board during his employment with the Company.

•	Mr. McCray will not be eligible to participate in the Company’s executive severance plan.

•	Mr. McCray is eligible to participate in the benefit programs available to the Company’s employees subject to the eligibility requirement of each plan.

Departure of Scott Steffey.    On February 11, 2015, Scott Steffey resigned from his position as President and Chief Executive Officer and as a member of the Board of Directors. In connection with the termination of his employment, Mr. Steffey and the Company entered into a Separation and Release Agreement (the “Separation Agreement”). Under the terms of the Separation Agreement, the Company paid Mr. Steffey $2.5 million in consideration for the cancellation of Mr. Steffey’s outstanding or promised equity and incentive awards, vested and unvested. The $2.5 million payment takes into account Mr. Steffey’s vested equity grants, equity grants which were due to vest on March 14, 2015 and the 2014 AIP, offset by Mr. Steffey’s repayment of the portion of the sign-on award provided under the terms of the employment letter agreement entered into between Mr. Steffey and the Company on April 1, 2013 (the “Employment Agreement”) and Mr. Steffey’s repayment of certain travel and other expenses due the Company. The Separation Agreement also provides for the continued effectiveness of certain provisions of the Employment Agreement, including Mr. Steffey’s agreement (a) not to compete with the Company for a period of two years, (b) not to solicit the Company’s employees, students and certain other persons for a period of two years, and (c) not to disclose confidential information relating to the Company. The Separation Agreement also provides for non-disparagement, continued assistance and cooperation between the parties, a general release of claims between the parties, subject to certain exclusions, as well as other customary provisions.

Departure of Reid Simpson.    Reid Simpson resigned from his position as Senior Vice President and Chief Financial Officer effective March 31, 2015. In connection with his departure, Mr. Simpson’s long-term incentive awards were forfeited, including the regular annual awards and certain additional awards made to him in March 2015. Pursuant to the terms of his May 2014 offer of employment, Mr. Simpson is required to repay his 2014 sign-on bonus and relocation expenses for which the Company reimbursed him.

Compensation Best Practices

The Company’s compensation programs further align with the interests of our stockholders through the following actions and policies:

•	No excessive change in control severance.

•	No tax gross-ups, except in the case of tax reimbursement related to certain relocation expenses.

•	No reload, repricing or options issued at discount. Options issued will not be repriced, replaced or migrated through cancellation or by lowering the option price of a previously granted award.

•	No special benefits or perquisites for executive officers other than executive physicals.

•	Ability to clawback certain annual and long-term performance-based incentive compensation from executive officers.

•	Stock options are priced at date of grant.

•	No hedging or pledging of Company stock, with very limited exceptions.

•	Double trigger change-in-control provisions for both cash and equity awards under the 2008 Plan.

•	Required minimum vesting periods for full value awards under the 2008 Plan with limited exceptions.

•	Stock ownership guidelines, which include retention ratios and holding periods, for all executive officers and directors.

•	Compensation Committee uses an outside independent compensation consulting firm who does not consult on any other matters for the Company.

•	Annual review of peer group market data by the Compensation Committee when making executive compensation decisions.

•	No liberal share recycling on appreciation or full-value awards.

II. Compensation Philosophy and Objectives

The Company’s philosophy is that compensation should reflect the Company’s and the individual’s performance, be well-aligned with the interests of stockholders, and that upside and downside compensation potential should exist based on the Company’s performance against pre-defined objectives. Accordingly, the Committee has designed the executive compensation program to achieve five principal objectives:

•	To attract and retain talented executives by providing compensation competitive with that of other executives of similarly-sized companies with similar complexity.

•	To reward executives for strong financial and operational performance by linking compensation to actual business results.

•	To differentiate and reward individual performance in the context of Company performance.

•	To align executives with the long-term interests of stockholders by providing a portion of total compensation in the form of stock-based incentives and by setting target levels of stock ownership.

•	To encourage long-term commitment to the Company.

The Committee used these principles to establish the use and purpose of each of the following compensation components:

Component	Purpose	Link to Performance
Base Salary	Provides a competitive level of fixed compensation needed to attract and retain talented executives; designed to provide a level of financial security.	Base salary levels are set taking into consideration an individual’s duties and responsibilities, experience and areas of expertise. Salary changes are based, in part, on the achievement of specific individual performance goals.
Annual Incentive Award	Focuses and rewards executives for achieving key strategic goals, operational metrics, financial results and individual performance.	Variable cash payments are based on the achievement of Company and, where applicable, organizational unit strategic goals, operational metrics and financial goals as well as on individual performance. Based on Company performance, for many participants, effective AIP target payments were lowered for 2012 through 2015.
Stock Option Grant	Aligns executives with the long-term interests of stockholders and builds an ownership culture.	Grant size is reflective of individual responsibilities and performance and future value is based on growth in stock price between the grant date and the exercise date.
Performance-based Awards	Aligns executives with key long-term performance measures and rewards them for stockholder value creation.	Grant size is reflective of individual performance and future value is based on achievement of performance targets relative to our peer’s performance and growth in stock price.
Time-based Awards	Provides for leadership continuity and encourages long-term commitment to the Company.	Grant size is reflective of individual responsibilities and performance, and future value is based on the growth in stock price assuming continued employment.
Perquisites: Executive Physicals	Assesses the personal health of the Company’s leaders and allows them to address health concerns on a timely basis.	Executive effectiveness is linked to personal health.
Other Compensation	Satisfies employee health, welfare and retirement needs and provides a competitive compensation package needed to attract and retain talented executives.	Employee benefits plans allow employees, including executives, to focus on their job responsibilities and to achieve their performance goals.

III. Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

The Committee, with the assistance of F.W. Cook (“Cook”), its independent compensation consultant, annually reviews each component of compensation, including base salary, annual cash incentives and long-term incentives for each executive officer (including the named executive officers), considering the appropriate external benchmarks and internal valuation. As part of its decision-making process, the Committee:

•	Reviews data from market surveys and publicly available information to assess competitiveness and ensure that its compensation actions are appropriate, reasonable and consistent with its philosophy.

•	Targets total compensation in the market median range for similarly situated executives.

•

Ensures that equity compensation comprises a significant portion of total compensation for the executive officers consistent with the Committee’s philosophy of aligning executives’ and stockholders’ interests and to promote retention.

•	Considers the skills, experience and other factors that may impact the competitiveness of compensation for a given executive officer.

•	Considers each executive officer’s contributions to, and overall impact on, the Company’s business objectives and results.

For the President and Chief Executive Officer, the Committee recommends compensation to the independent directors of the Board for approval. For the other executive officers, including the named executive officers, the Committee considers the recommendations of the President and Chief Executive Officer in making compensation decisions.

IV. Competitive Positioning

For 2014 compensation determinations, assessments were made primarily against a comparison group of 21companies in private sector higher education services, professional services, diversified consumer services, hospitality/leisure, internet catalog and retail industries and internet software and services as selected by Cook and approved by the Committee. Cook reviews and updates the comparison group for continued appropriateness based on industry and company size, utilizing companies with annual revenues greater than $250 million and within a reasonable size range in various metrics, such as revenues, operating income, total assets, total equity, total employees and market capitalization. The comparison group selection criteria are also based on companies that have similar business characteristics, including competitors in the private sector higher education industry. In selecting peers outside of the education sector, we identified companies with an emphasis on the following characteristics: similar in terms of sourcing talent; customer acquisition and retention; online marketing; and technology-enabled service business models. The comparison group used for compensation determinations is broader than the peer group used for long-term incentive award TSR measurement. The compensation comparison group includes companies from a broader spectrum of industries from which we may draw talent or which may recruit talent from the Company. The following companies were included in the 2013 comparison group used for 2014 compensation determinations:

	Composite Percentile Rank
Company Name	Size	Profitability	Growth	TSR
American Public Education	9%	73%	80%	63%
Apollo Group	84%	78%	38%	20%
Block (H&R)	88%	78%	54%	75%
Bridgepoint Education	43%	65%	72%	33%
Capella Education	13%	64%	53%	38%
Career Education	52%	11%	6%	7%
Corinthian Colleges	54%	17%	39%	35%
DeVry	71%	57%	54%	33%
Education Management	68%	0%	18%	5%
Expedia	84%	55%	61%	100%
Grand Canyon Education	23%	69%	90%	90%
Intl. Game Technology	68%	55%	64%	55%
ITT Educational Services	35%	78%	29%	5%
K12	30%	29%	70%	73%
Lincoln Educational Svcs.	20%	18%	12%	25%
ManpowerGroup	94%	30%	52%	75%
Monster Worldwide	53%	5%	20%	28%
Regis	69%	17%	15%	73%
Robert Half Intl.	76%	55%	80%	85%
Strayer Education	16%	83%	35%	20%
Universal Technical Inst.	11%	41%	39%	45%
Weight Watchers Intl.	45%	75%	64%	78%

Notes:“Size” in this chart refers to the organization’s revenue for 2012.

2012 data was the latest data available when this analysis was prepared in 2013.

“TSR” in this chart refers to the organization’s total stockholder return.

During its May 2014 meeting, the Committee reviewed the peer group of comparison companies. The Committee discussed what actions should be taken relative to the makeup of comparison peer group given CEC’s current financial position. As a result, the Committee agreed to remove Manpower Group and International Game Technologies and add Graham Holdings. After this change, Career Education maintains its ranking near the median of the comparison companies in terms of size, but the bottom quartile in terms of one and three year financial and market performance.

Because of the strong correlation between revenue and executive pay, Cook size-adjusts the competitive market compensation data and uses the median to set a targeted range for our pay elements, which is referred to as the market median range. That range is defined as within 10% of median for base salaries, within 15% of median for annual cash incentive targets, and within 20% of median for both long-term incentive targets and for total direct compensation. In addition to the above comparison companies, the Committee also utilized benchmark data from the 2013 Aon Hewitt Total Compensation Measurement Survey and the 2013 Towers Watson Executive Compensation Database. The Aon Hewitt Survey includes over 350 organizations and the Towers Watson survey includes over 440 organizations, both with companies ranging in size from approximately $100 million to over $100 billion in annual revenue. Data selected from these surveys is scoped based on Company revenue.

Based on Cook’s October 2013 report, over the prior three years, on average, the Company ranked in the median range of the comparison companies in terms of company size. This competitive ranking indicates that the comparison group is a reasonable competitive benchmark and that the median range is an appropriate and fair range to target total direct compensation opportunities for the Company’s officers, with actual pay delivered dependent on Company and individual performance.

Relative to this competitive range, on average, total direct compensation opportunities for our executive officers, including the named executive officers, were positioned in the median range of the competitive consensus. Cook also reported that the average mix of base salary, annual cash incentive and long-term incentive opportunity for our executive officers was generally representative of competitive practices, except for the CEO whose mix was weighted more on long-term incentives and less to base salary and annual bonus than median competitive practice.

Cook reported that the Company’s equity compensation grant practices ranked below the median of the comparison group in terms of equity compensation cost, but in the top quartile in terms of share usage run rate and potential dilution overhang. The Company’s practice of using a portfolio of grant types continues to be consistent with majority comparison company practice.

V. 2014 Compensation Decisions

During 2014, the Committee’s decisions relative to compensation were primarily focused on aligning pay for performance. However, given the continuing uncertainty in the industry sector, the Committee also continued to consider the need to retain key leaders across the organization.

Each section below provides details on the decisions the Committee made with respect to the various components of compensation for 2014 and the rationale for those decisions.

Base Salary

The Committee reviews base salaries annually in the first calendar quarter and sets executive base salaries within the market median range of base compensation for executives in similar positions and with similar responsibilities as the organizations in the Company’s comparison group, unless a strategic rationale exists to pay outside of that range. The Committee believes that this approach to setting base salaries furthers its primary objectives of attracting, retaining and equitably rewarding our executives, providing pay commensurate with responsibilities, experience and areas of expertise.

Based on Company performance, the Committee had forgone 2013 annual base salary increases for all employees, including the executive officers. For 2014, the Committee made the base salary determinations detailed below for each of the named executive officers.

Named Executive Officer	2013 Base Salary	2014 Base Salary	Increase Percent	Commentary
Scott W. Steffey	$750,000	$850,000	13%	Based on the movement made in fiscal year 2013 towards the turnaround of the Company, the Committee determined to recognize the positive developments by increasing Mr. Steffey’s total direct compensation, including an increase in his 2014 base salary
Reid E. Simpson	NA	$425,000	NA	Mr. Simpson was hired in May 2014 In addition to his salary, Mr. Simpson received a cash sign-on bonus of $80,000 in 2014 pursuant to his offer of employment
Jeffrey D. Ayers	$380,000	$380,000	0%	Following a review of the market median range for Mr. Ayers’ position, the Committee determined his salary to be aligned with market median range therefore no adjustment was made
Lysa A. Clemens	$310,000	$390,500	26%	Ms. Clemens was promoted in August 2013, but was not given a promotional increase until March 2014 following a review of the market median range for her position
Jason T. Friesen	$355,000	$400,000	13%	Following a review of the market median range for Mr. Friesen’s position, the Committee determined to increase his base salary to better position with the median range
Colleen M. O’Sullivan	$355,000	$380,000	7%

Following a review of the market median range for Ms. O’Sullivan’s position, the Committee determined to increase her base salary to better position with the median range

Ms. O’Sullivan ceased being an executive officer of the Company in May 2014

Annual Incentive Award Program for Key Executives

The named executive officers were participants in the 2014 Annual Incentive Award Program for Key Executives (“Key Executive AIP”), except for Mr. Simpson who joined the Company after the Key Executive AIP was approved. It was the intent of the Company that amounts earned under this program qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Key Executive AIP established the maximum amount payable to each of the identified participants based on the achievement of at least $800 million in Company revenue in 2014, subject to the Committee’s discretion to reduce the award of each participant. The Committee intended to, and did, use its discretion to determine actual awards consistent with the 2014 AIP as described below.

Annual Incentive Award Program

The Committee uses an annual performance-based incentive award payable in cash to align the compensation of senior management and the named executive officers with the Company’s short-term business objectives and financial performance. Target award size for each named executive officer is calibrated to market median levels of annual incentives for similar roles. Employees subject to the U.S. Department of Education’s incentive compensation regulations are not eligible to participate in this program. Based on their strategic and policy-making responsibilities, none of the Company’s named executive officers are subject to these regulations.

Target Awards.    The Committee reviews the annual incentive target value (expressed as a percent of base salary) established for our executive officers, including the named executive officers, in connection with its annual compensation review in the first quarter of each calendar year. For 2014, the Committee decided to maintain all established annual incentive target values for the named executive officers year-over-year, except for Mr. Steffey and Ms. Clemens as described in the table below.

In furtherance of the goal of aligning pay with Company performance, for the third year in a row the Committee calibrated potential executive officer AIP payouts at 50% of an officer’s target value for achievement of the 2014 target operating plan performance, except for Mr. Friesen. For Mr. Friesen, the Committee calibrated potential AIP payouts at 100% of his target value for achievement of the 2014 University target operating plan performance due to the continued performance in the University Group.

The annual incentive target value established for each of the named executive officers, as well as the 2014 AIP payout opportunity for achievement of the 2014 target operating plan performance, is set forth in the chart below. Actual 2014 AIP payouts are discussed below under the heading “2014 Performance Results and Actual Payouts.”

Named Executive Officer	AIP Target Value as a Percent of Base Salary (and Corresponding $ Value)	2014 AIP Payout Opportunity for Achieving Target Performance	Comments
Scott W. Steffey	110% ($935,000)	$467,500	Mr. Steffey’s 2014 AIP target value was increased from 100% to 110% of base salary as part of the Committee’s determination to increase Mr. Steffey’s total direct compensation to recognize the progress in fiscal year 2013 towards the turnaround of the Company
Reid E. Simpson	70% ($297,500)	$148,750	Mr. Simpson’s May 2014 employment offer letter establishes a minimum AIP target value of 70% of base salary for 2014-16, with a minimum payout under the 2014 AIP of $148,750
Jeffrey D. Ayers	60% ($228,000)	$114,000	Mr. Ayers’ 2014 AIP target value did not change
Lysa A. Clemens	60% ($234,300)	$117,150	Ms. Clemens 2014 AIP target value was increased from 50% to 60% of base salary to reflect her promotion to SVP and Chief Career Schools Officer in August 2013
Jason T. Friesen	60% ($240,000)	$192,000	Mr. Friesen’s 2014 AIP target value did not change
Colleen M. O’Sullivan	60% ($228,000)	$114,000	Ms. O’Sullivan left the organization during 2014, but is still eligible for a prorated payout under the AIP pursuant to her separation agreement and consistent with our Executive Severance Plan

Performance Measures and Weights.    The performance measures used in the 2014 AIP are described below. For our participating named executive officers, results were measured at the Company or Business Group (refers to Career Schools or University Group) level. The weightings for each of the performance measures and the organization level that were used vary with each named executive officer’s position, as shown in the chart below.

Named Executive Officer	Profitability		Enroll and Educate	Place		Individual Goals
	Revenue	Operating Expense Management	Ending Population	Completion	Placement
Scott W. Steffey	25% Company	25% Company	NA	NA	NA	50%
Reid E. Simpson	20% Company	20% Company	30% Company	5% Company	5% Company	20%
Jeffrey D. Ayers	20% Company	20% Company	30% Company	5% Company	5% Company	20%
Lysa A. Clemens	7.5% Company 7.5% Career Schools	7.5% Company 7.5% Career Schools	15% Company 15% Career Schools	5% Company 5% Career Schools	5% Company 5% Career Schools	20%
Jason T. Friesen	10% Company 10% University	10% Company 10% University	15% Company 15% University	5% Company 5% University	NA	20%
Colleen M. O’Sullivan	20% Company	20% Company	30% Company	5% Company	5% Company	20%

Profitability:

For 2014, the Company decided to decouple the Profitability component to include separate performance measures for revenue and operating expense management rather than the use of operating income as in previous years. We felt this distinction would allow our business leaders to make more prudent decisions related to investments to support business growth. Performance targets were set for each of these measures based on our 2014 operating plan. Revenue and operating expense management for purposes of the AIP are defined as the income and expenses, respectively, of the Company (or the relevant Business Group) as reported on the Company’s Form 10-K for the year ended on December 31, 2014 (which is prepared in accordance with the generally accepted accounting principles of the U.S.), excluding intra-Company management fees and amounts paid pursuant to the AIP and the Key Executive AIP, and including such adjustment, if any, as may be made by the Committee in its sole discretion. For 2014, these adjustments included items such as neutralizing for legal expenses (including legal settlements), certain occupancy costs, impairment charges, and the impact of certain accounting changes, as well as certain severance and related cost savings.

Enroll and Educate:

The ending student population performance measure is based on the student population, adjusted for plan design, on December 31, 2014 as compared to the 2014 operating plan. Student population is a key driver of the Company’s financial performance and also measures the effectiveness of our student admissions process and retention performance.

Place:

The student completion and placement performance measures are based on year-over-year improvement. The student completion measure looks at the number of students who graduate or otherwise complete their education program during 2014 expressed as a percentage of the number of students anticipated to graduate or otherwise complete their education program during 2014. The student placement measure looks at the number of students successfully placed in employment following the completion of their program as reported to the applicable accreditors. For corporate participants, these performance measures are calculated as an average of the results of all Business Groups. We believe these are important measures of the effectiveness of our education programs.

Individual Goals:

The Individual Goals performance measure consisted of individual performance goals related to the key strategic objectives for the applicable function/education group and were based on the individual’s job responsibilities. Goals were developed for each participant in partnership with the participant’s manager. For 2014, these individual performance goals for the named executive officers included a focus on growing the University Group, strengthening student support and outcomes, reducing attrition, program review and development of new programs, operation improvements and reducing organizational cost.

Payout Scales.    Performance targets were set for each of the performance measures based on our operating plan or, in the case of student completion and placement rates, year-over-year improvement. Payout for performance above and below these targets is clearly defined. Again for 2014, for named executive officers except Mr. Friesen, achievement of the operating plan generally produces a payout of 50% of target value under the plan; payouts of full target value (100%) require the Company to achieve performance above the 2014 operating plan. Due to the continued performance of the University Group, achievement of the 2014 operating plan generally produces a payout of 100% of target value for Mr. Friesen. No payments are made for performance below the threshold levels set forth in the chart below (except for Mr. Simpson’s minimum payout established in his employment offer letter), and payments are capped at 200% of target value.

The chart below contains more information about the payout scales for the 2014 AIP performance measures.

Performance Measure	Company Payout Scale		Career Schools Payout Scale		University Payout Scale
	% of Plan Achieved	Resulting Payout as % of Target Value	% of Plan Achieved	Resulting Payout as % of Target Value	% of Plan Achieved	Resulting Payout as % of Target Value
Revenue	90.0%	25.0%	90.0%	25.0%	90.0%	50.0%
	100.0%	50.0%	100.0%	50.0%	100.0%	100.0%
	101.5%	100.0%	101.5%	100.0%	101.5%	150.0%
	103.4%	200.0%	105.0%	200.0%	102.5%	200.0%
Operating Expense Management	102.0%	25.0%	102.0%	25.0%	102.0%	50.0%
	100.0%	50.0%	100.0%	50.0%	100.0%	100.0%
	98.5%	100.0%	98.5%	100.0%	98.0%	150.0%
	97.0%	200.0%	97.0%	200.0%	97.5%	200.0%
Ending Population	95.0%	25.0%	95.0%	25.0%	95.0%	50.0%
	100.0%	50.0%	100.0%	50.0%	100.0%	100.0%
	102.8%	100.0%	101.5%	100.0%	103.5%	150.0%
	105.0%	200.0%	105.0%	200.0%	105.0%	200.0%
Completion *	Company payout % is the average of the payout % for each Business Group		95.0%	25.0%	95.0%	50.0%
			100.0%	50.0%	100.0%	100.0%
			102.0%	100.0%	103.0%	150.0%
			105.0%	200.0%	105.0%	200.0%
Placement *	Company payout % is the average of the payout % for each Business Group		0.0%	25.0%	NA	NA
			1.0%	50.0%
			2.0%	100.0%
			3.0%	200.0%
Individual Goals	100.0%	50.0%	100.0%	50.0%	100.0%	100.0%

*	Payouts for the student completion performance measure are determined by the percent of achievement of a target completion rate, as opposed to percent of achievement of an applicable operating plan. Payouts for the student placement performance measure are determined by the percent of improvement over the prior year, as opposed to percent of achievement of an applicable operating plan.

General Calculation Methodology.    The annual cash incentive payable to any eligible participant is calculated generally by multiplying (1) eligible earnings by (2) the specified target award percent of the individual’s eligible earnings, by (3) the extent to which the applicable performance measures were met (i.e., the payout percent based on the pre-established payout scale). Eligible earnings are based on base salary and exclude other payments made during the performance period such as allowances, incentive payments, bonuses, equity grants, reimbursements and similar items.

2014 Performance Results and Actual Payouts.    In the first quarter of 2015, the Committee reviewed and certified the Company’s operating results and performance against the established targets and determined payments for each measure as set forth in the chart below, which determinations included adjustments to reduce payments in light of the Company’s performance.

AIP Component	Measure	2014 Plan	2014 Actuals(1)	AIP Payout Percent (Unadjusted)(2)	AIP Payout Percent (Adjusted)(2)(3)
Profitability	Company Revenue	$1,023.0	$931.1	27.5%	27.5%
	University Schools Revenue	$603.5	$542.6	0.0%	0.0%
	Career Schools Revenue	$382.0	$351.2	29.8%	29.8%
	Company Operating Expense	$1,135.5	$1,072.0	200.0%	100.0%
	University Operating Expense	$460.5	$434.8	200.0%	100.0%
	Career Schools Operating Expense	$422.4	$404.7	200.0%	100.0%
Enroll and Educate	Company Ending Student Population	57,163	49,245	0.0%	0.0%
	University Schools Ending Student Population	37,454	31,989	0.0%	0.0%
	Career Schools Ending Student Population	19,709	17,256	0.0%	0.0%
Place	Company Completion	62.7%	70.5%	200.0%	100.0%
	University Completion	57.9%	64.8%	200.0%	100.0%
	Career Schools Student Completion	67.2%	75.4%	200.0%	100.0%
	Company Student Placement	The student placement results were calculated as an average of the business unit results		200.0%	100.0%
	University Student Placement	N/A	N/A	N/A	N/A
	Career Schools Student Placement	69.9%	75.5%	200.0%	100.0%

(1)	Pursuant to the 2014 AIP, actual Revenue and Operating Expense amounts are adjusted based on the Committee’s discretion for items considered to be extraordinary or non-recurring. Amounts in the 2014 Actuals column vary from reported financial results due to plan design.
(2)	In general, under the 2014 AIP, achievement of the 2014 operating plan resulted in a 50% AIP payout, except for the University Groups where achievement of the 2014 operating plan resulted in a 100% payout.
(3)	The Committee used its discretion to reduce the AIP payout percent for certain performance measures in light of Company performance.

As a result of the above levels of attainment and individual performance, with the exception of Mr. Steffey who is discussed below and Mr. Simpson who received a predetermined minimum payout based on his hiring agreement, the Committee determined to pay to each named executive officer as set forth in the table below. These amounts are also displayed in the 2014 Summary Compensation Table, under the column heading “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	Target AIP	Payout as a Percent of Company Performance Measures(1)	Individual Performance Payout Percent(1)(2)	Total AIP Payout	Total Payout as a Percent of Target	Comments
Scott W. Steffey	$916,667	63.7%	50%	$521,354	56.9%	See discussion below regarding these amounts for Mr. Steffey
Reid E. Simpson	$297,500	N/A	N/A	$148,750	50.0%	Mr. Simpson’s employment offer letter provides for a minimum guaranteed bonus for 2014 which was in excess of actual 2014 AIP results
Jeffrey D. Ayers	$228,000	44.4%	27.5%	$93,480	41.0%	Individual goals focused on various Company operational and performance objectives; therefore overall performance of the Company led to reduced individual performance payouts

Lysa A. Clemens	$226,250	49.1%	30.0%	$102,485	45.3%

Jason T. Friesen	$235,500	40.9%	55.0%	$103,031	43.7%

Colleen M. O’Sullivan	$114,021	44.4%	50.0%	$51,880	45.5%	Ms. O’Sullivan received a pro-rata payout reflecting her partial year of service and based on actual Company performance and target individual performance

(1)	In general, under the 2014 AIP, achievement of target performance resulted in a 50% payout, except for University Schools (applicable to Mr. Friesen) where achievement of target performance resulted in a 100% payout.
(2)	2014 individual goal achievement for Mr. Ayers is 55%, for Ms. Clemens is 60% and for Mr. Friesen is 55%.

The 2014 AIP amounts in the chart above for Mr. Steffey are calculated based on the applicable Company performance measure results and, for the Individual Goals performance measure, Mr. Steffey’s separation agreement (which provided that the individual performance metrics were met) rather than a determination by the Committee. Pursuant to Mr. Steffey’s separation agreement with the Company, he received a payment of $2.5 million in 2015, which took into account the 2014 AIP among other items. However, no specific amount was paid to Mr. Steffey pursuant to the Key Executive AIP or AIP for 2014.

Long-Term Incentive Compensation Awards

The Committee uses long-term incentive awards to align executives’ interests with the long-term interests of our stockholders and to build an ownership culture among our senior management and executive officers, including the named executive officers, based on its belief that stock ownership encourages our executive officers to achieve long-term Company business objectives.

The Committee generally grants long-term incentive awards annually to eligible employees, including our executive officers and the named executive officers, during the first quarter of each calendar year. New hire grants for executive officers and other leadership roles may be made in connection with offers of employment.

The Company’s 2008 Plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance units and other awards. The 2008 Plan requires a minimum vesting period of one year for performance-based awards and at least three-year pro rata vesting on “full-value” awards such as restricted stock and restricted stock units, subject to certain exceptions. No dividend equivalents accrue or are paid on stock options and, because the Board has neither declared nor paid dividends, no dividends have been paid on or accrued for restricted stock awards.

The Committee’s guidelines for equity awards specify procedures and timing of granting equity awards relative to publicly available information about the Company, establish the exercise price of stock option awards at the grant date closing price of our common stock as reported on NASDAQ, and, by delegation of authority, allow our President and Chief Executive Officer to make stock grants to new and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to the lesser of 50,000 shares or a total value of $100,000 per award with an aggregate limit of 200,000 shares in any 12-month period, of which up to 100,000 shares can be awarded in the form of restricted stock or unit awards and up to 100,000 shares in the form of stock option awards.

2014 Awards (Except Mr. Simpson).    In March 2014, the Committee awarded annual long-term incentive awards to our named executive officers at that time and other eligible employees under the 2008 Plan. The awards to the named executive officers provided a value split between stock options, time-based restricted stock units (settled in stock), and a cash-based performance unit. In setting the dollar value of these awards, the Committee considered long-term award data provided by Cook, the Committee’s goal of paying a total compensation package within the market median range relative to our comparison group’s grant amounts, the FASB ASC Topic 718 Compensation—Stock Compensation expense to the Company of the awards, the grant date fair value of the awards, and other matters discussed under “VII. Regulatory Considerations.” The Committee’s goal continues to be to balance stockholder interests with the need to retain leadership talent.

The 2014 long-term incentive awards to named executive officers included increased two-year, post-termination restrictive covenants covering non-solicitation, non-disclosure and non-competition.

The Committee made the March 2014 long-term incentive awards to the named executive officers listed below in accordance with the target percent of base salary set forth below and a value split between stock options (30%), time-based restricted stock units settled in stock (20%) and performance units (50%). For 2014 only, the Committee also approved a one-time increase in value of the long-term incentive awards for certain named executive officers. During their annual review of total direct compensation for the named executive officers, the

Committee determined that this one-time increase in value was appropriate considering these individuals were at the lower end of the market median range while significantly contributing to the turnaround of the company.

Named Executive Officer	Long-term Incentive Award Target Value as a Percent of Base Salary	Additional One-Time 2014 Long-term Incentive Award Target Value as a Percent of Base Salary
Scott W. Steffey	350%	N/A
Jeffrey D. Ayers	125%	N/A
Lysa A. Clemens	125%	25%
Jason T. Friesen	125%	63%
Colleen M. O’Sullivan	125%	50%

The following table summarizes the stock option, restricted stock unit and performance unit awards granted in March 2014 to the named executive officers at that time.

Named Executive Officer	2014 Stock Option Grant (# of Option Shares)	2014 Restricted Stock Unit Grant (# of RSUs)	2014 Performance Unit Grant ($ Target Value of Cash Award)
Scott W. Steffey*	300,252	110,092	$1,500,000
Jeffrey D. Ayers	47,540	17,432	$237,500
Lysa A. Clemens	58,624	21,496	$292,875
Jason T. Friesen	75,064	27,524	$375,000
Colleen O’Sullivan*	66,556	24,404	$332,500

*	Mr. Steffey’s and Ms. O’Sullivan’s 2014 awards were forfeited in connection with their departure from the Company.

The stock option grant to these named executive officers becomes exercisable in four equal annual installments provided that the award recipient remains our employee on the date of vesting. Stock option grants have a maximum term of ten years. The exercise price of the 2014 grant is $7.33, with the exception of Mr. Steffey’s grant which has an exercise price of $6.81 due to the difference in grant date. The target number of option shares granted is derived first by multiplying the grantee’s base salary by the equity target from the table above times the 30% weight noted above to determine the target grant value. This value is then divided by an estimated per-share fair value using the 90-day average closing stock price as of February 15, 2014 multiplied by 55%, which is intended to approximate the Black Scholes value.

The restricted stock units granted to these named executive officers vest in four equal annual installments provided that the award recipient remains our employee on the date of vesting. The target number of restricted stock units awarded was determined first by multiplying the grantee’s base salary by the equity target from the table above times the weight noted above to determine the target grant value. This value was then divided by the 90-day average closing stock price as of February 15, 2014 to determine the number of restricted stock units. As restricted stock units are considered “full-value” awards, the Black Scholes adjustment is not applicable. The number of time-based restricted stock units is further adjusted so that fractional units are not vested.

The vesting of Mr. Steffey’s 2014 award of restricted stock units was subject to achievement of a $500 million aggregate Company revenue performance measure, in addition to the service vesting requirements applicable to other officers. This performance measure was established to qualify the restricted stock units as “performance-based compensation” for purposes of Code Section 162(m).

The cash-based performance units vest on December 31, 2016 and any amounts due thereunder will be paid by March 15, 2017 based on the CEC TSR relative to the established peer group. TSR is a concept used to compare the performance of different companies’ stocks over a period of time. TSR is an excellent indicator of company performance and success; it reflects how well a company has created long-term value in highly competitive markets. The payout scale, which includes a minimum performance threshold for payment and a 200% maximum payout, and the company peer group used for the relative TSR measurement are described further under the heading “Outstanding Performance-Based Awards” below.

The Committee determined to use a cash-based performance award and to settle restricted stock units granted to non-executive officers in cash in order to manage the Company’s share usage run rate within reasonable competitive norms.

2014 Awards to Mr. Simpson.    Mr. Simpson was hired by the Company in May 2014. As a part of his new hire offer to join the organization, Mr. Simpson received long-term incentive awards with a target value at grant of 125% of his base salary as summarized below. In consideration for these new hire awards, Mr. Simpson agreed to a two-year non-compete with the Company.

Award Type	Number of Shares/Units Granted	Equity Terms
Stock Options	42,556	Award vests 25% per year over four years*
RSUs (stock-settled)	54,612	Award vests 25% per year over four years*

*	Mr. Simpson’s 2014 awards were forfeited in connection with his departure from the Company prior to the vesting of any portion of the awards.

2012 Cash-based Retention Awards

As the Company considered the challenges it faced relative to the changing, complex regulatory environment, the public opinion atmosphere and the general economic conditions facing the industry, the need to recognize the tremendous dedication and commitment required of its senior leaders and the need for leadership continuity became apparent. As a result, the Committee approved a cash-based retention program in 2012 for certain senior leaders, including certain of the named executive officers. In consideration of receiving these awards, the participant is subject to certain restrictive covenants.

These awards were made on August 10, 2012 (“award date”). Participants were selected by the then Chairman, President and Chief Executive Officer based on the participant’s role in leading the efforts to manage during this period of change and transformation. Awards were set as a percentage of the participant’s base salary. Mr. Steffey, Mr. Simpson and Ms. Clemens are not participants in this program.

Each participant’s target retention bonus was split in half. The value of the first half does not fluctuate (the “fixed payment amount”). The value of the second half (the “fluctuating payment amount”) increases or decreases based on the change in the result of the measurement formula (as described below) between the award date and the relevant measurement date.

The fluctuating payment amount was determined at each measurement date based on changes in the Company’s closing stock price for the five trading day period immediately preceding the measurement date as compared to the five trading day period immediately preceding the award date. However, the result of the measurement formula for any measurement date may not result in a payment that would be less than 50% nor more than 200% of the result of such formula on the award date. The measurement dates were February 10, 2013, August 10, 2013 and February 10, 2014 with 16.67%, 33.3% and 50% of the applicable award, respectively, being payable. The variation in the vesting schedule was designed to reward participants for their commitment to the transformation of the business over the 18-month period.

Based on this structure, none of the amounts paid under the retention program would be considered “performance-based compensation” for purposes of Code Section 162(m). As a result, all amounts paid under the retention program count toward the annual $1,000,000 deduction limit.

The named executive officers who received these awards have received payments as follows:

Named Executive Officer	Target Award		Threshold	Maximum	2013		2014
	Percent of Base Salary	Amount			February 2013 Actual Payout	August 2013 Actual Payout	February 2014 Actual Payout
Jeffrey D. Ayers	50%	$190,000	$142,500	$285,000	$31,983	$63,246	$124,158
Jason T. Friesen	50%	$177,500	$133,125	$266,250	$29,879	$59,084	$115,988
Colleen M. O’Sullivan	50%	$144,350	$108,263	$216,525	$24,299	$48,050	$94,328

Outstanding Performance-Based Awards

In addition to the performance units awards granted in 2014 and discussed above, there are outstanding performance units that were granted in March 2013. These cash-based performance units will vest on December 31, 2015 and any amounts due thereunder will be paid by March 15, 2016 based on the Company’s TSR relative to an established peer group.

The 2013 and 2014 performance units contain the same payout scale, which is set forth in the table below.

Performance Percentile	Award Payout Percentage
75 or higher	200%
70	180%
60	140%
50	100%
40	80%
30	60%
25	50%
Lower than 25	0%

To the extent the performance percentile is in between the percentiles listed in the table above, the applicable award payout percentage will be interpolated. For example, if the performance percentile is 55, then the award payout percentage would be 120%. Notwithstanding the foregoing table, if the Company’s TSR is less than zero, then the award payout percentage will be determined pursuant to the table set forth above, but in such case, the award payout percentage shall not exceed 100%.

The company peer group used for the relative TSR measurement under both the 2013 and 2014 performance units includes: American Public Education, Inc., Apollo Group, Inc., Bridgepoint Education, Inc., Capella Education Company, Corinthian Colleges, Inc., DeVry, Inc., ITT Educational Services Inc., Education Management Corporation, Grand Canyon Education Inc., Learning Tree International Inc., Lincoln Education Services Corporation, National American University Holdings Inc., Strayer Education Inc. and Universal Technical Institute Inc. This peer group was established to include publicly traded education industry peers, and is different from the comparison group used for compensation determinations because the compensation comparison group is designed to include companies from a broader spectrum of industries from which we may draw talent or which may recruit talent from the Company.

Additional performance units were recently issued in March 2015 which also use a three-year relative TSR performance measure. The 2015 performance units contain the same payout scale as the performance unit awards made in prior year. The peer group for the relative TSR measurement is also the same except that Corinthian Colleges, Inc. and Education Management Corporation have been removed because they are no longer listed on a national securities exchange, and Graham Holdings Company was added as an additional public company industry peer.

VI. Other Compensation and Benefits

Executive officers are entitled to the same employee benefits available to all full-time employees (subject to the satisfaction of minimum service and other eligibility requirements). Such benefits include health and welfare benefits, vacation and other time off, and our 401(k) Plan, including a Company matching contribution.

Certain executive officers, including the named executive officers, also receive additional benefits and perquisites, including a Company-paid physical examination for executives; an executive severance plan for those executive officers designated by the Committee to participate, which is described below in “Compensation Tables—Potential Payments Upon a Termination or Change in Control—Executive Severance Plan”; an executive relocation plan; coverage under our directors’ and officers’ insurance policy; and indemnification agreements providing indemnification of, and advancing of expenses to, our named executive officers and certain other designated employees to the fullest extent permitted by Delaware law.

When the Committee reviews and targets our executive compensation program to fall within the market median range for total compensation of executives at companies in our comparison group, it generally does not compare and review benefits and perquisites relative to the comparison group, as it considers these benefits and perquisites to be relatively immaterial when compared to the other components of our executive compensation program.

VII. Regulatory Considerations

Federal income tax regulations and U.S. generally accepted accounting principles impact the cost and recognized expense of our executive compensation programs and influence the Committee’s design of our executive compensation strategies.

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the three other most highly compensated executive officers (other than our principal financial officer) serving on the last day of the year (the “Covered Executives”). Based on the regulations issued by the Internal Revenue Service, we believe we have generally taken the necessary actions to allow the deductibility of payments under the AIP and with respect to stock options and performance-based shares or units granted under our programs. We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards where appropriate in light of our overall compensation strategy. In contrast, time-based restricted stock or units granted under our plans generally do not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of time-based restricted stock or units in some cases may result in a loss of tax deductibility of related compensation. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our stockholders. In specific instances we have, and in the future we may, authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of the Company and of our executive compensation program. For example, certain elements of Mr. Steffey’s, Mr. Ayers’ and Mr. Friesen’s and Ms. O’Sullivan’s compensation may not comply with the Section 162(m) requirements for deductibility to the extent (a) overall compensation exceeds $1 million and, (b) in the case of Mr. Ayers and Mr. Friesen and Ms. O’Sullivan, they are Covered Executives for the relevant year.

A critical Internal Revenue Code requirement for deductibility, in addition to the performance criteria, is that the Committee cannot increase the size of any payout or award, though it may have the discretion to decrease the size of payments and awards. The Company’s annual and long-term incentive programs have been designed and administered in a manner generally intended to preserve federal income tax deductions. For example, under the Key Executive AIP, the Committee established the maximum cash incentive potentially payable to each named executive officer and specified other executive officers who potentially are subject to the Section 162(m) limits on deductibility. For 2014, the Committee established maximum incentives potentially payable provided the Company achieved $800 million of revenue from all operations in 2014. In the first quarter of 2015, the Committee certified that the Company had met this measure. The Committee then determined the amount of the 2014 annual incentives to be paid by applying the 2014 performance metrics as described under “2014 Compensation Decisions—Annual Incentive Award Program.”

From time to time, the Committee has utilized certain types of restricted stock or units as an incentive and retention tool. These awards may utilize time-based vesting; performance-based vesting that is intended to maintain total deductibility for purposes of Section 162(m), as well as performance-based vesting that retains broader discretion and is therefore not intended to maintain deductibility for purposes of Section 162(m). Where deductibility is not completely maintained (i.e., in the case of time-vesting stock and units, as well as certain performance-vesting awards where broader discretion is maintained), such awards may not be deductible as a compensation expense to the extent the compensation is paid to any Covered Executive and amounts attributable to the potentially non-deductible stock or units awarded, plus any other non-performance-based earnings, exceed $1,000,000 for such Covered Executive in the year the shares or units vest. The Committee believes such time-based restricted stock and restricted stock unit awards and the potentially non-deductible performance-based awards further the best interests of the Company and its stockholders as the awards are an inducement to retain talented executives and align their interests with those of our stockholders.

The Committee administers our incentive, equity and severance plans to comply with federal tax rules affecting nonqualified deferred compensation, other tax rules and accounting rules, such as FASB ASC Topic 718 Compensation—Stock Compensation (which specifies the accounting treatment and cost of various equity-based awards).

VIII. Corporate Governance

Compensation Recovery Policy

The Board of Directors adopted a compensation recovery policy in January 2010. The policy requires, in all appropriate circumstances and to the extent permitted by governing law, the reimbursement of any annual or long-term incentive payment to a Company executive officer (for purposes of the Exchange Act) if:

•	The payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the SEC;

•	The Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and

•	A lower payment would have been made to the executive based on the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which that executive’s incentive payments for the relevant periods exceeded the lower payment that would have been made based on the restated financial results.

Risk Assessment and Mitigation

The Committee has defined certain design guidelines for our compensation programs which are intended to mitigate harmful risk taking. As part of the Committee’s review of 2014 executive compensation, the Committee confirmed the effective implementation of these features and, based on the following assessment, concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company:

•	Base salaries are fully competitive and are not subject to performance risk;

•	Incentive programs are carefully balanced between annual and long-term performance and cash and equity compensation;

•	Annual cash incentive and long-term incentive programs are capped;

•

Long-term incentive awards are weighted 30% to stock options that vest in four equal annual installments for alignment with stockholders, 20% to time-based restricted stock units that vest in four equal annual installments for retention incentive, and 50% to performance units that cliff vest after three years subject to relative TSR goals;

•	Performance cycles for performance units are three years and overlap to reduce incentive to maximize performance in any one period at the expense of another;

•

Performance goals are recalibrated annually to maintain directional alignment with pay and performance relative to the Company’s historical performance and broader market performance and best estimates of future expectations;

•	The determination of incentive program performance results is subject to the Committee’s discretionary assessment of the appropriate treatment of unusual, nonoperational or nonrecurring items;

•	Executives and directors are subject to stock ownership guidelines, which include retention ratios and holding periods;

•	Adoption of a policy to recoup improper payments or gains from incentive compensation paid or granted to executives; and

•	Prohibition of executives and directors hedging or pledging Company stock as described in the Company’s Insider Trading Policy.

Stock Ownership Guidelines

Our Board of Directors believes that the executive officers should be active participants in improving stockholder value by maintaining a predetermined level of ownership of our common stock. The Board initially adopted stock ownership guidelines in 2005 that require certain executive officers to own stock equal in value to a multiple of salary based on the officer’s position. In order to better align with market practices, the Board of Directors revised the terms of these stock ownership guidelines effective June 2, 2014. The stock ownership targets are based on the following multiples of base salary:

Designated Offers Subject to Guidelines	Multiple of Base Salary
Chief Executive Officer	6
Chief Financial Officer and Chief Operating Officer	3
Executive Vice Presidents and all other equivalent managerial-level officers directly reporting to the Chief Executive Officer	2
All other Officers subject to the guidelines	1

Although there is no specific period of time by which designated officers are required to achieve the applicable ownership guideline, executive officers are expected to make continuous progress toward their respective ownership guideline and to comply with certain retention ratios until their respective guideline has been achieved. The CEO is to hold 75% of “net shares” received from equity awards until the applicable guideline has been achieved. All other designated officers are to hold 50% of “net shares” received from equity until the applicable guideline has been achieved. Following attainment of the applicable stock ownership guideline, designated officers and directors are required to hold 50% of net shares received from equity awards for one year from the later of the date of exercise or vesting.

Net shares for purposes of these retention ratios and holding periods are defined as those shares that remain after deducting the exercise price, if applicable in the event of the exercise of options or SARs or similar instruments, and after deducting any shares the Company withheld to satisfy tax withholding obligations.

Once a designated officer has achieved the applicable ownership guideline according to an annual valuation, they will be considered in compliance, regardless of any changes in base salary (except for promotional increases) or the price of the Company’s common stock, so long as the officer continues to own at least the number of shares of CEC common stock owned in order to achieve the applicable guideline. If an officer receives a promotion which involves a change in base salary or if an officer does not continue to own at least the number of shares of CEC common stock owned in order to achieve the applicable guideline, then the applicable retention ratio will apply until the applicable ownership guideline is again achieved.

The Committee has discretion to reduce equity awards or to pay a portion of the annual cash incentive in the form of restricted stock to executive officers who are not in compliance with the retention requirements or ownership targets under the guidelines. All designated officers and directors were in compliance with the retention ratio and holding period requirements during 2014.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors is composed solely of independent directors, as that term is defined in NASDAQ’s listing standards, as well as under Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Patrick W. Gross (Chairperson)

Louis E. Caldera

David W. Devonshire

Gregory L. Jackson

Thomas B. Lally

Compensation Tables

2014 Summary Compensation Table

The following table shows compensation of Mr. Steffey, our principal executive officer during 2014, our principal financial officer as of December 31, 2014 and the three other most highly compensated executive officers who were serving as our executive officers as of December 31, 2014. Information regarding Ms. O’Sullivan, who served as Chief Financial Officer through May 21, 2014, is also included. These officers are our 2014 named executive officers. Information regarding amounts in certain columns follows the table.

		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Scott W. Steffey	2014	$835,433	$—	$749,727	$1,151,767	$521,354	$2,767	$3,261,048
Former President and Chief Executive Officer (1)	2013	$549,145	$2,500,000	$779,999	$730,750	$274,148	$3,950	$4,837,992

Reid E. Simpson	2014	$260,086	$80,000	$250,123	$110,978	$148,750	$193,868	$1,043,805
Former Senior Vice President and Chief Financial Officer (2)

Colleen M. O’Sullivan	2014	$191,535	$94,328	$178,881	$274,830	$—	$473,465	$1,213,039
Former Senior Vice President and Chief Financial Officer (3)	2013	$357,400	$72,349	$108,408	$101,970	$54,720	$9,300	$704,147
	2012	$314,095	$—	$228,709	$15,380	$41,247	$9,818	$609,249

Jeffrey D. Ayers	2014	$383,000	$124,158	$127,777	$196,307	$93,480	$9,400	$934,122
Senior Vice President, General Counsel and Corporate Secretary	2013	$382,400	$95,229	$116,046	$109,152	$58,573	$9,600	$771,000
	2012	$380,733	$—	$289,968	$89,156	$58,804	$14,500	$833,161

Lysa A. Clemens	2014	$377,083	$—	$157,566	$242,076	$102,485	$5,200	$884,410
Senior Vice President and Chief Career Schools Officer (4)	2013	$170,500	$50,000	$134,666	$41,867	$155,000	$19,178	$571,211

Jason T. Friesen	2014	$395,500	$115,988	$201,751	$309,962	$103,031	$5,200	$1,131,432
Senior Vice President and Chief University Education Officer	2013	$357,400	$88,963	$108,408	$101,970	$126,049	$5,100	$787,890
	2012	$334,061	$25,000	$209,594	$62,840	$58,449	$10,000	$699,944

(1)	Mr. Steffey served as President and Chief Executive Officer of the Company from April 8, 2013 through February 11, 2015.

(2)	Mr. Simpson served as Senior Vice President and Chief Financial Officer of the Company from May 21, 2014 through March 31, 2015.

(3)	Ms. O’Sullivan ceased being an executive officer of the Company on May 21, 2014; however, her employment with the Company continued through June 30, 2014

(4)	Ms. Clemens joined the Company, and first became an executive officer, on June 13, 2013.

Bonus.    For Mr. Simpson, this column reflects a sign-on award in connection with the commencement of his employment with the Company on May 21, 2014. The 2014 “Bonus” column for Messrs. Ayers and Friesen and Ms. O’Sullivan reflects amounts earned during 2014 pursuant to cash-based retention awards granted in 2012. See “Compensation Discussion and Analysis—V. 2014 Compensation Decisions—2012 Cash-based Retention Awards” for more information about these awards.

Stock and Option Awards.    These columns show the grant date fair value of the restricted stock unit, stock option and stock appreciation right awards granted to our named executive officers, excluding the effect of actual or estimated forfeitures. See Note 14 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for information regarding the assumptions used in the valuation of equity-based awards.

In 2012, the Company’s long-term incentive awards under the 2008 Plan consisted of several equity-based vehicles. In 2013, the Company introduced performance units as a new long-term incentive vehicle under the 2008 Plan, and performance units were again awarded in 2014. The performance units are not reflected in the 2014 Summary Compensation Table as they will be included as non-equity incentive plan compensation in the year in which the compensation is earned. This change in award type impacts the comparability of the amounts in the Stock and Option Awards columns year-over-year.

For the portion of the restricted stock unit awards that are subject to performance conditions, that grant date fair value is based upon the probable outcome of such conditions as determined at the date of grant and for all such awards shown, that grant date value is based upon achieving the target level of performance. Mr. Steffey’s 2013 and 2014 restricted stock unit awards are the only awards shown that are subject to performance conditions. These awards provide only for a single payout amount if the applicable performance conditions are satisfied. The probable outcome of the performance conditions as determined at the date of grant was that the performance measure would be achieved. Because there is no greater payout amount possible, the maximum attainment value is the same as the grant date fair value of these awards at target performance.

Non-Equity Incentive Plan Compensation.    Annual cash incentives earned for any year are generally paid to the named executive officers in the first quarter of the following year. See “Compensation Discussion and Analysis—V. 2014 Compensation Decisions—Annual Incentive Award Program for Key Executives” and “—Annual Incentive Award Program” for more information regarding these amounts. The 2014 amount provided for Mr. Steffey is the amount calculated based on the applicable Company performance measure results under the AIP and, for the Individual Goals performance measure, Mr. Steffey’s separation agreement (which provided that the individual performance metrics were met) rather than a determination by the Committee. Pursuant to Mr. Steffey’s separation agreement with the Company, he received a payment of $2.5 million in 2015, which took into account the 2014 annual cash incentive among other items. However, no specific amount was paid to Mr. Steffey pursuant to the Key Executive AIP or AIP for 2014.

All Other Compensation.    All Other Compensation for 2014 includes the following components:

Name	Relocation Expenses	Severance Payments(a)	Tax Reimburse- ment(b)	Other(c)	Total
Scott W. Steffey	$—	$—	$—	$2,767	$2,767
Reid E. Simpson	$181,487	$—	$8,131	$4,250	$193,868
Colleen M. O’Sullivan	$—	$468,265	$—	$5,200	$473,465
Jeffrey D. Ayers	$—	$—	$—	$9,400	$9,400
Lysa A. Clemens	$—	$—	$—	$5,200	$5,200
Jason T. Friesen	$—	$—	$—	$5,200	$5,200

(a)	Amounts for Ms. O’Sullivan represent payments made in accordance with the terms of her separation agreement with the Company.

(b)	Certain relocation expense payments are taxable to the employee. The Company reimburses the employee an additional amount to compensate for this.

(c)	Includes 401(k) plan contributions, the cost of company-paid physical examinations and, for Mr. Steffey, $2,767 for term life insurance premiums. Information regarding non-discriminatory group welfare benefit plans is excluded from the Summary Compensation Table as permitted by applicable regulations.

Grants of Plan-Based Awards in 2014

The following table provides information concerning the awards made to our named executive officers during 2014. Information regarding amounts in certain columns follows the table. All awards were made under the 2008 Plan unless otherwise noted.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Scott W Steffey	03/13/2014	$116,875	$467,500	$1,875,000
	03/13/2014	$750,000	$1,500,000	$3,000,000
	03/13/2014								300,252	$6.81	$1,151,767
	03/13/2014					110,092					$749,727

Reid E. Simpson	05/28/2014	$148,750	$148,750	$535,500
	05/28/2014								42,556	$4.58	$110,978
	05/28/2014							54,612			$250,123

Colleen M. O’Sullivan	01/21/2014	$45,600	$114,000	$570,000
	03/04/2014	$166,250	$332,500	$665,000
	03/04/2014								66,556	$7.33	$274,830
	03/04/2014							24,404			$178,881

Jeffrey D. Ayers	01/21/2014	$45,600	$114,000	$570,000
	03/04/2014	$118,750	$237,500	$475,000
	03/04/2014								47,540	$7.33	$196,307
	03/04/2014							17,432			$127,777

Lysa A. Clemens	01/21/2014	$46,860	$117,150	$585,000
	03/04/2014	$146,438	$292,875	$585,750
	03/04/2014								58,624	$7.33	$242,076
	03/04/2014							21,496			$157,566

Jason T. Friesen	01/21/2014	$72,000	$192,000	$585,000
	03/04/2014	$187,500	$375,000	$750,000
	03/04/2014								75,064	$7.33	$309,962
	03/04/2014							27,524			$201,751

Estimated Future Payouts Under Non-Equity Incentive Plan Awards. AIP General:    For each individual, the first row of amounts in these columns shows estimated possible future payouts of awards (when made) under our 2014 annual cash incentive award program. Amounts provided are calculated on a full year basis using the 2014 annual base salary for each officer. The actual payout amounts for Mr. Simpson and Ms. O’Sullivan were prorated for their partial year of service to the Company (or would have been for Mr. Simpson but for the minimum payment amount set forth in his employment letter agreement). The performance measures and attainment are discussed in “Compensation Discussion and Analysis—V. 2014 Compensation Decisions—Annual Incentive Award Program” above. Amounts actually earned by the named executive officers are shown in the 2014 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” AIP Threshold Amounts: For Mr. Simpson, the threshold amount provided is the minimum amount payable to him under the 2014 annual cash incentive award program pursuant to his employment letter agreement entered into in connection with the commencement of his employment with the Company. For the other named executive officers, the threshold amounts provided are the amounts payable for achieving threshold performance levels under the program; however, performance below the threshold performance levels will result in no payout. For purposes of calculating the threshold amount for these the officers other than Mr. Simpson, the individual component of the program has been assumed to be $0 because there is no threshold level of performance specified which will provide a minimum amount payable for the individual component. AIP Target Amounts: The program established payout amounts for achievement of target Company and individual performance. For Mr. Simpson, the target amount provided in the table is the minimum amount payable to him under the program pursuant to his employment letter agreement, as this minimum amount is greater than the payout amount for achievement of target Company and individual performance under the program. AIP Maximum Amounts: The maximum payouts are established by the 2014 Annual Incentive Award Program for Key Executives for those executive officers named therein; for Mr. Simpson, the maximum amount provided is the sum of the maximum amounts payable with respect to each component of the program.

For each individual other than Mr. Simpson, the second row of amounts in these columns shows estimated possible future payouts of awards (when made) under cash-based performance units granted in 2014 which use relative TSR over a three-year period as the performance measure. The performance units provide for a 50% payout if a threshold level of performance is met, a target payout amount and a maximum payout of 200% of target. If the threshold level of performance is not met, there will be no payout under the performance units. See “Compensation Discussion and Analysis—V. 2014 Compensation Decisions—Long-Term Incentive Compensation Awards” for more information regarding the grant of performance units in 2014.

Estimated Future Payouts Under Equity Incentive Plan Awards.    The number of shares in these columns relate to awards of performance-based restricted stock units which provide only for a single payout amount if the applicable performance conditions are satisfied. The number of shares is provided in the chart as the target. There are no threshold or maximum payouts for these awards. The performance targets and vesting provisions for these awards in 2014 are discussed above in “Compensation Discussion and Analysis—V. 2014 Compensation Decisions—Long-Term Incentive Compensation Program.”

All Other Stock Awards.    This column shows the number of time-vesting restricted stock units granted to each of the named executive officers during 2014 under our 2008 Plan. These awards vest 25% per year over four years, subject to continued employment with the Company. Messrs. Steffey and Simpson and Ms. O’Sullivan forfeited the unvested restricted stock units from these 2014 restricted stock unit grants in connection with their separation from the Company.

All Other Option Awards.    This column shows the number of stock options granted to each of the named executive officers during 2014 under our 2008 Plan. These options become exercisable 25% per year over four years, subject to continued employment with the Company. Messrs. Steffey and Simpson and Ms. O’Sullivan forfeited the unexercisable options from these 2014 option grants in connection with their separation from the Company.

Exercise or Base Price of Option Awards.    This column shows the exercise price for the stock options granted, which was the closing price of our common stock as reported on NASDAQ on the grant date.

Grant Date Fair Value of Stock and Option Awards.    This column shows the grant date fair value of the 2014 restricted stock unit and stock option awards granted to our named executive officers, excluding the effect of actual or estimated forfeitures. For the portion of the restricted stock unit awards that are subject to performance conditions, that grant date value is based upon the probable outcome of such conditions. Amounts are calculated in accordance with the provisions of FASB ASC Topic 718—Compensation—Stock Compensation. See Note 14 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for information regarding the assumptions used in the valuation of equity awards.

Outstanding Equity Awards at Year End 2014

The following table includes information as of December 31, 2014 about all unexercised options to purchase shares of our common stock and unvested restricted stock units held by the named executive officers.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options— Exercisable (1)	Number of Securities Underlying Unexercised Options— Unexercisable (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Scott W. Steffey (3)	03/13/2014	—	300,252		$6.81	03/13/2024	—		$—	110,092	(4)	$766,240
	04/08/2013	36,157	108,471	(5)	$2.20	04/08/2023	—		$—	187,500	(6)	$1,305,000
	04/08/2013	12,500	37,500	(5)	$2.20	04/08/2023	—		$—	78,409	(6)	$545,727
	04/08/2013	112,500	337,500		$2.20	04/08/2023	—		$—	—		$—

Reid E. Simpson (7)	05/28/2014	—	42,556		$4.58	05/28/2024	54,612	(8)	$380,100	—		$—

Colleen M. O’Sullivan (9)	—	—	—		—	—	—		—	—		—

Jeffrey D. Ayers	03/04/2014	—	47,540		$7.33	03/04/2024	17,432	(10)	$121,327	—		$—
	03/04/2013	19,393	58,179		$2.72	03/04/2023	31,998	(11)	$222,706	—		$—
	03/01/2012	10,182	10,182		$8.63	02/28/2022	33,600	(12)	$233,856	—		$—
	03/14/2011	20,397	6,799		$21.80	03/13/2021	—		$—	—		$—
	03/03/2010	23,552	—		$29.02	03/02/2020	—		$—	—		$—
	02/25/2009	21,540	—		$26.15	02/24/2019	—		$—	—		$—
	03/13/2008	39,500	—		$13.32	03/12/2018	—		$—	—		$—
	02/25/2008	5,000	—		$15.32	02/24/2018	—		$—	—		$—

Lysa A. Clemens	03/04/2014	—	58,624		$7.33	03/4/2024	21,496	(10)	$149,612	—		$—
	06/13/2013	7,011	21,035		$2.91	06/13/2023	34,708	(13)	$241,568	—		$—

Jason T. Friesen	03/04/2014	—	75,064		$7.33	03/04/2024	27,524	(10)	$191,567	—		$—
	03/04/2013	18,117	54,351		$2.72	03/04/2023	29,892	(11)	$208,048	—		$—
	11/13/2012	4,442	4,443		$2.62	11/12/2022	14,660	(14)	$102,034	—		$—
	03/01/2012	6,010	6,010		$8.63	02/28/2022	19,836	(12)	$138,059	—		$—
	03/14/2011	12,042	4,014		$21.80	03/13/2021	—		$—	—		$—
	03/03/2010	10,004	—		$29.02	03/02/2020	—		$—	—		$—
	02/25/2009	8,032	—		$26.15	02/24/2019	—		$—	—		$—
	03/13/2008	10,000	—		$13.32	03/12/2018	—		$—	—		$—
	11/08/2007	3,000	—		$33.33	11/07/2017	—		$—	—		$—

(1)	Unless otherwise indicated, stock options become exercisable 25% per year over four years.

(2)	The dollar value of these awards is calculated using the closing market price of $6.96 per share of our common stock on December 31, 2014, as reported on NASDAQ.

(3)	Mr. Steffey left the Company on February 11, 2015. In connection with the termination of his employment, pursuant to a Separation and Release Agreement, all of his outstanding equity awards were forfeited. See “Potential Payments Upon Termination or Change of Control” below for further information.

(4)	One-fourth of these restricted stock units vest on each of March 14, 2015, 2016, 2017 and 2018, subject to the satisfaction of the performance condition.

(5)	One-third of these cash-settled stock appreciation rights vest on each of March 14, 2015, 2016 and 2017.

(6)	One-third of these cash-settled restricted stock units vest on each of March 14, 2015, 2016 and 2017, subject to the satisfaction of the performance condition.

(7)	Mr. Simpson left the Company on March 31, 2015. In connection with the termination of his employment, all of his outstanding equity awards were forfeited. See “Potential Payments Upon Termination or Change of Control” below for further information.

(8)	One-fourth of these restricted stock units vest on each of June 14, 2015, 2016, 2017 and 2018.

(9)	Ms. O’Sullivan’s employment with the Company ceased June 30, 2014. In connection with the termination of her employment, all of her unvested restricted stock units and unexercisable stock options were forfeited. See “Potential Payments Upon Termination or Change of Control” below for a description of her severance arrangements.

(10)	One-fourth of these restricted stock units vest on each of March 14, 2015, 2016, 2017 and 2018.

(11)	One-third of these cash-settled restricted stock units vest on each of March 14, 2015, 2016 and 2017.

(12)	This restricted stock or unit award vested on March 1, 2015.

(13)	One-third of these cash-settled restricted stock units vests on each of June 14, 2015, 2016 and 2017.

(14)	This restricted stock or unit award vests on November 13, 2015.

Option Exercises and Stock Vested for 2014

The following table includes information regarding option exercises by our named executive officers and vesting of restricted stock and restricted stock units held by them during the year ended December 31, 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Scott W. Steffey	—	—	88,636	$624,884
Reid E. Simpson	—	—	—	$—
Colleen M. O’Sullivan	—	—	24,620	$159,780
Jeffrey D. Ayers	—	—	18,147	$123,762
Lysa A. Clemens	—	—	11,569	$55,878
Jason T. Friesen	—	—	21,053	$131,703

(1)	The aggregate dollar value realized on exercise was calculated by multiplying the number of shares acquired upon vesting by the difference between the market price of the Company’s common stock as reported on NASDAQ at exercise and the exercise price.

(2)	The aggregate dollar value realized on vesting was calculated by multiplying the number of shares and restricted stock units (stock and cash settled) which vested by the closing price of the Company’s common stock as reported on NASDAQ on the vesting date.

Potential Payments upon Termination or Change in Control

None of our current named executive officers has a fixed term employment contract and all are “at will” employees. However, we have entered into certain agreements and maintain certain plans that require us to provide compensation to the named executive officers in the event of certain terminations of their employment or if the Company experiences a change in control. The amount of compensation payable to each named executive officer for such terminations is shown in the tables below, except for Ms. O’Sullivan whose departure from the Company is discussed separately below.

Executive Severance Plan.    The Company’s executive officers are eligible to participate in the Company’s Executive Severance Plan and may be eligible to receive benefits thereunder in the event such an executive officer’s employment is involuntarily terminated, except that Mr. Steffey is not eligible to participate in this plan pursuant to the terms of his letter agreement with the Company. The Employee Benefits Committee, as the plan administrator, or its authorized designee, is responsible for determining whether an eligible executive officer’s employment is terminated involuntarily by the Company and, if so, whether such eligible executive officer will receive benefits under this plan, in accordance with the terms thereof. Involuntary terminations do not include terminations for cause (as defined under this plan); terminations due to agreements between the Company and the employee under which the employee becomes a consultant or independent contractor; terminations due to death, disability, retirement (including voluntary retirement under any special early retirement incentive program) or any form of voluntary termination. Termination for cause means the employee is discharged by us for poor performance, nonperformance or misconduct. Misconduct includes, but is not limited to, insubordination, dishonesty, theft, violation of Company rules and willful destruction of Company property.

To receive the severance benefits, the terminated executive must sign a release of claims against the Company and enter into a non-solicitation, non-competition and confidentiality agreement with the Company to the extent permitted by governing law and allowed under the ethical rules of any applicable professional licensing organizations that will last for one year (except that, at the election of the Employee Benefits Committee, the non-competition provision may last for two years) (such agreement, a “Separation Agreement”). The Executive Severance Plan is intended to provide benefits that are exempt from the requirements of Code Section 409A, but provides that to the extent any benefit payable is determined to be subject to Section 409A, benefits will be paid in accordance with Section 409A.

Severance benefits under this plan include base pay, certain benefits coverage and prorated cash incentive payments payable under the Company’s annual incentive program, as follows:

•

For terminating executives who execute a Separation Agreement containing a one-year non-competition covenant, a lump sum payment equal to the sum of (1) the terminating executive’s annual salary at the time of termination, plus (2) an amount equal to the terminating executive’s target bonus for the year in which termination occurs. For terminating executives who execute a Separation Agreement containing a two-year non-competition covenant, a lump sum payment equal to the sum of (a) twice the terminating executive’s annual salary at the time of termination, plus (b) an amount equal to twice the terminating executive’s target bonus for the year in which termination occurs.

•

For those executives who participate in our health, dental and vision plans and timely elect to continue that coverage under federal COBRA law, partially subsidized COBRA insurance premiums so that the executive pays the same cost that similarly situated active employees of the Company pay for such coverage for a period of time beginning immediately after the employment termination and lasting for one year for terminating executives executing a Separation Agreement containing a one-year non-competition covenant, and 18 months for terminating executives who execute a Separation Agreement containing a two-year non-competition covenant.

•	Outplacement assistance from a Company-selected provider that is reimbursed or paid for by the Company.

Severance Arrangements Pursuant to Employment Letter and Separation and Release Agreement.    Pursuant to Mr. Steffey’s employment letter agreement entered into on April 1, 2013 when he joined the Company (the “Steffey Employment Letter”), Mr. Steffey was entitled to certain enhanced severance benefits. Mr. Steffey was entitled to receive the following payments and benefits if terminated by the Company without cause or if he resigned for good reason (as such terms are defined in the Steffey Employment Letter, and each a “Qualifying Termination”), subject to his execution and non-revocation of a general release of claims: (i) a lump sum payment equal to two times the sum of his annual base salary and target cash annual incentive, (ii) a pro-rata portion of the cash annual incentive for the year in which the termination occurs, based on actual performance, and (iii) a lump sum amount equal to 18 months of the employer-portion of insurance premiums under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended (i.e., COBRA).

On February 11, 2015, Mr. Steffey resigned from his position as President and Chief Executive Officer and as a member of the Board and all other positions held at the Company and its affiliates. In connection with the termination of his employment, Mr. Steffey and the Company entered into a Separation and Release Agreement (the “Steffey Separation Agreement”) effective as of February 12, 2015. Under the terms of the Steffey Separation Agreement, the Company paid Mr. Steffey $2.5 million in consideration for the cancellation of Mr. Steffey’s outstanding or promised equity and incentive awards, vested and unvested, including but not limited to, stock options, cash-settled stock appreciation rights, cash-settled restricted stock units, restricted stock units and performance units. The $2.5 million payment takes into account Mr. Steffey’s vested equity grants, equity grants due to vest on March 14, 2015 and the 2014 AIP, offset by Mr. Steffey’s repayment of the portion of the sign-on award provided under the terms of the Steffey Employment Letter and Mr. Steffey’s repayment of certain travel and other expenses due the Company.

The Steffey Separation Agreement also provides for the continued effectiveness of certain provisions of the Steffey Employment Letter, including Mr. Steffey’s agreement (a) not to compete with the Company for a period of two years, (b) not to solicit the Company’s employees, students and certain other persons for a period of two years, and (c) not to disclose confidential information relating to the Company. The Steffey Separation Agreement also provides for non-disparagement, continued assistance and cooperation between the parties, a general release of claims between the parties, subject to certain exclusions, as well as other customary provisions.

Incentive Plan Termination of Employment Provisions.    Under our 2008 Plan (except as provided below for Mr. Steffey), restricted stock, restricted stock unit and performance unit awards immediately vest and become nonforfeitable in case of death or disability, but are forfeited in the event of other forms of employment termination. The amount payable with respect to the performance units in case of death or disability will be a pro rata amount based on the length of service during the three-year performance period. For stock option awards (except as provided below for Mr. Steffey), if the termination is due to:

•

Death or disability, options become fully exercisable and remain exercisable from the date of termination due to death or disability until the first to occur of (a) the expiration date of the option and (b) one year after the date of termination. Any options not exercised within the allowed time period are automatically forfeited.

•

Retirement, options continue to vest for three years (but not longer than the option’s term) and any vested and exercisable options are exercisable from the date of retirement until the first to occur of (x) the expiration date of the option and (y) three years after the retirement date; any options that have not become exercisable are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited. Retirement means termination after age 55 with at least five years of service.

•

Involuntary termination for reasons other than cause, options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date. Any unexercisable options on the date of termination are automatically forfeited and options not exercised within the allowed time period are automatically forfeited.

•

Voluntary termination of employment or service (for reasons other than retirement, death or disability), options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 30 days after the termination date. Any unexercisable options on the termination date are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited.

•	Termination for cause, the participant immediately and automatically forfeits all options and all rights to purchase shares of our stock.

Messrs. Ayers and Friesen also hold exercisable options under our prior plan, the Career Education Corporation 1998 Employee Incentive Compensation Plan (as amended, the “1998 Plan”). The effect of a termination of employment on these options is consistent with that described above for options under the 2008 Plan that are exercisable on the date of termination except in the event of retirement, in which case the options held under the 1998 Plan will remain exercisable until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date.

Mr. Steffey’s stock option, stock appreciation right, cash-settled restricted stock unit and performance unit awards made in 2013 included vesting provisions that differed from those described above. In the event of a Qualifying Termination: (i) the stock options and stock appreciation rights were scheduled to vest in full on the termination date and remain exercisable for three years after termination; (ii) the cash-settled restricted stock units were scheduled to vest in full on the termination date, subject to achievement of the applicable revenue target performance measure; and (iii) the performance unit award was scheduled to vest based on actual performance results and be paid at such time as the award would otherwise have been paid. In the event Mr. Steffey’s employment were to terminate by reason of death or disability (as defined in the letter agreement), the stock options and stock appreciation rights would have vested in full and remained exercisable for one year following termination, the restricted stock units would have vested in full and the performance unit award would have vested and become payable at the target level. In the event of Mr. Steffey’s retirement, vested stock options and stock appreciation rights would have remained exercisable for three years following such retirement. In no event would the stock options or stock appreciation rights have remained exercisable beyond their original term.

Equity Plan Change in Control Provisions.    Under the 2008 Plan, a change in control is deemed to have occurred if any of the following events occur:

•

Any corporation, person or other entity (other than us, our majority-owned subsidiary or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by us), including persons or entities acting as a group, becomes the beneficial owner of stock representing more than 35% of our common stock.

•

Our stockholders approve our merger or consolidation with or into another corporation other than a majority-owned subsidiary, or an agreement to sell or otherwise dispose of all or substantially all of our assets, and the members of the Board of Directors prior to that approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent of that entity.

•	Our stockholders approve a plan of liquidation.

•

Within any period of 24 consecutive months, the members of the Board of Directors immediately prior to the 24-month period, together with any persons first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid a contest) during the 24-month period by or on the recommendation of the Board immediately prior to that 24-month period and who constituted a majority of the Board at the time of election, cease to constitute a majority of the Board.

The 2008 Plan is a “double-trigger” plan that provides that upon both (1) a change in control and (2) an involuntary termination of the award holder’s employment or service by us or our successor other than for cause

(as defined in the 2008 Plan) during the two-year period following the change in control, that award holder’s stock options shall become exercisable and shares of restricted stock, restricted stock units and performance units shall become vested. All performance goals will be deemed to have been met.

Notwithstanding the foregoing, for awards made to Mr. Steffey in 2013, if a Qualifying Termination were to have occurred within 18 months after a change in control, the cash-settled restricted stock units would have become vested assuming achievement of the revenue target performance measure and the performance unit award would have vested and been paid to Mr. Steffey based on the greater of target performance or actual performance as of the date of the Change in Control.

The only awards outstanding under the 1998 Plan are currently exercisable stock options.

Ms. O’Sullivan.    Ms. O’Sullivan ceased serving as Senior Vice President and Chief Financial Officer effective as of the close of business on May 21, 2014. To provide for the orderly transition of the responsibilities of the Chief Financial Officer role, on June 10, 2014, the Company and Ms. O’Sullivan entered into a Transition and Separation Agreement and General Release (the “O’Sullivan Transition Agreement”) which provided that Ms. O’Sullivan would remain an employee through June 30, 2014, during which time she would continue to receive her then-current annual base salary of $380,000 and be eligible to participate in benefit plans generally available to executive employees of the Company pursuant to the terms thereof, and thereafter Ms. O’Sullivan would be available for up to two hours per calendar week through December 31, 2014 to provide additional transition services. In consideration of these transition arrangements and Ms. O’Sullivan’s participation in the Company’s Executive Severance Plan, the O’Sullivan Transition Agreement provides for a lump sum payment to Ms. O’Sullivan equal to $380,000, representing one year of base salary, as well as partially subsidized monthly COBRA insurance premiums of approximately $1,079 for a period of one year (so that Ms. O’Sullivan pays the same cost that a similarly situated active employee of the Company pays for such coverage), in addition to other benefits commensurate with Ms. O’Sullivan’s participation in the Executive Severance Plan, including outplacement assistance in an amount up to $30,000 and a prorated cash annual incentive for 2014 (calculated in accordance with the method for determining the amount of annual cash incentive payable to other similarly situated active employees and paid in accordance with normal annual incentive program payment procedures) equal to $51,880.

Mr. Simpson.    Mr. Simpson ceased serving as Senior Vice President and Chief Financial Officer effective as of the close of business on March 31, 2015. Pursuant to the terms of our 2008 Plan and the awards granted to Mr. Simpson thereunder, all unvested restricted stock units and unexercisable stock options were forfeited upon his resignation. No other amounts are payable to Mr. Simpson in connection with his resignation from the Company. Pursuant to the terms of his May 2014 offer of employment, Mr. Simpson is required to repay his sign-on bonus and relocation expenses for which the Company reimbursed him.

Potential Payments.    The following tables describe the benefits to which the named executive officers (other than Ms. O’Sullivan, who is addressed above) would have been entitled under the arrangements described above (1) if the named executive officer had terminated employment pursuant to (a) a voluntary termination, (b) retirement, (c) an involuntary termination other than for cause, (d) the named executive officer’s death or disability, or (e) a termination for cause (as defined in the 2008 Plan or any applicable employment letter agreement), in any such case on December 31, 2014, or (2) upon a change in control of the Company and a concurrent involuntary termination of the named executive officer’s employment on December 31, 2014. For Mr. Steffey, the involuntary termination other than for cause scenario also includes a resignation by Mr. Steffey for good reason (as defined in the Steffey Employment Letter). Information regarding the calculation of certain amounts is provided below the tables. Information regarding non-discriminatory group welfare benefit plans is excluded from the tables below as permitted by applicable regulations.

As discussed in greater detail above, on February 11, 2015, Mr. Steffey resigned from his position as President and Chief Executive Officer and as a member of the Board and entered into the Steffey Separation

Agreement. For a discussion of the payments and other benefits to which Mr. Steffey is entitled under the Steffey Separation Agreement, see “—Severance Arrangements Pursuant to Employment Letter and Separation and Release Agreement” above. Mr. Simpson resigned from the Company effective March 31, 2015, as discussed above.

Scott W. Steffey

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$3,570,000	$—	$—	$3,570,000
Accrued & Pro Rata Annual Incentive	$521,354	$521,354	$521,354	$521,354	$—	$521,354
Performance-Based RSUs	$—	$—	$1,850,727	$2,616,967	$—	$2,616,967
Stock Options and SARs	$—	$2,335,100	$2,301,322	$2,346,360	$—	$2,346,360
Performance Units	$—	$—	$1,040,000	$1,540,000	$—	$2,540,000

Benefits and Perquisites:
Life Insurance Proceeds	$—	$—	$—	$850,000	$—	$—
COBRA Benefits	$—	$—	$11,771	$—	$—	$11,771

Total:	$521,354	$2,856,454	$9,295,174	$7,874,681	$—	$11,606,452

Reid E. Simpson

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$722,500	$—	$—	$722,500
Accrued Annual Incentive	$148,750	$148,750	$—	$148,750	$—	$—
Restricted Shares or Units	$—	$—	$—	$380,100	$—	$380,100
Stock Options	$—	$75,962	$—	$101,283	$—	$101,283
Performance Units	$—	$—	$—	$—	$—	$—

Benefits and Perquisites:
COBRA Benefits	$—	$—	$10,035	$—	$—	$10,035
Outplacement	$—	$—	$30,000	$—	$—	$30,000

Total:	$148,750	$224,712	$762,535	$630,133	$—	$1,243,918

Jeffrey D. Ayers

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$608,000	$—	$—	$608,000
Accrued Annual Incentive	$93,480	$93,480	$—	$93,480	$—	$—
Restricted Shares or Units	$—	$—	$—	$577,889	$—	$577,889
Stock Options	$—	$246,679	$—	$246,679	$—	$246,679
Performance Units	$—	$—	$—	$205,833	$—	$427,500

Benefits and Perquisites:
COBRA Benefits	$—	$—	$13,753	$—	$—	$13,753
Outplacement	$—	$—	$30,000	$—	$—	$30,000

Total:	$93,480	$340,159	$651,753	$1,123,881	$—	$1,903,821

Lysa A. Clemens

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$624,800	$—	$—	$624,800
Accrued Annual Incentive	$102,485	$102,485	$—	$102,485	$—	$—
Restricted Shares or Units	$—	$—	$—	$391,180	$—	$391,180
Stock Options	$—	$85,192	$—	$85,192	$—	$85,192
Performance Units	$—	$—	$—	$97,625	$—	$292,875

Benefits and Perquisites:
COBRA Benefits	$—	$—	$—	$—	$—	$—
Outplacement	$—	$—	$30,000	$—	$—	$30,000

Total:	$102,485	$187,677	$654,800	$676,482	$—	$1,424,047

Jason T. Friesen

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$640,000	$—	$—	$640,000
Accrued Annual Incentive	$103,031	$103,031	$—	$103,031	$—	$—
Restricted Shares or Units	$—	$—	$—	$639,708	$—	$639,708
Stock Options	$—	$249,731	$—	$249,731	$—	$249,731
Performance Units	$—	$—	$—	$243,333	$—	$552,500

Benefits and Perquisites:
COBRA Benefits	$—	$—	$13,750	$—	$—	$13,750
Outplacement	$—	$—	$30,000	$—	$—	$30,000

Total:	$103,031	$352,762	$683,750	$1,235,803	$—	$2,125,689

Lump Sum.    Except for Mr. Steffey, severance arrangements for the named executive officers are governed by the Company’s current Executive Severance Plan, which is described above in this “Potential Payments upon Termination or Change in Control” section. The current Executive Severance Plan is effective January 1, 2015 and amounts in the tables above (except those for Mr. Steffey) are calculated pursuant to the current plan although it was not yet in effect on December 31, 2014 because these amounts are reflective of current severance arrangements. The current Executive Severance Plan differs from the prior plan by modifying the severance amount to generally be calculated as one times base pay plus target annual incentive, rather than the former approach of severance being calculated based on years of service and actual prorated annual incentive. The current plan also provides for a severance amount calculated as two times the sum of base pay plus target annual incentive in instances where the Company requires a two-year post-termination covenant not to compete. Amounts in the table above calculated pursuant to the current Executive Severance Plan assume a one-year non-compete and therefore reflect one times base pay plus target annual incentive.

Mr. Steffey’s employment letter agreement provided for his severance benefits in lieu of participating in the Executive Severance Plan. See “Severance Arrangements Pursuant to Employment Letter and Separation and Release Agreement” above in this section.

Accrued Annual Incentive.    The Company’s cash annual incentive program is a calendar year program. Assuming a December 31, 2014 termination date, the named executive officers would receive the cash incentive accrued and payable for calendar year 2014. Amounts payable pursuant to the annual incentive program are not duplicative of amounts payable pursuant to the Executive Severance Plan, and therefore the tables above include annual incentive amounts as part of the “Lump Sum” amount payable pursuant to the Executive Severance Plan in the event of an involuntary termination other than for cause (except for Mr. Steffey whose employment letter agreement provided for his severance benefits).

Restricted Shares or Units.    For purposes of the tables above, compensation for the vesting of time-based and performance-based restricted stock equals the $6.96 closing price per share of our common stock as reported on NASDAQ on December 31, 2014, multiplied by the number of vesting shares or units. All outstanding performance conditions are assumed to have been met.

Performance Units.    Compensation with respect to the performance units granted in 2013 and 2014 for the events in the tables above reflect the outcomes provided for pursuant to the terms of the performance units. Mr. Steffey’s 2013 performance unit has vesting provisions which differ from those granted to other participants. If Mr. Steffey’s termination is an involuntary not for cause termination (or a resignation by him for good reason), his 2013 performance unit vests and becomes payable based on the actual performance result over the three-year performance period. If Mr. Steffey’s termination is an involuntary not for cause termination (or a resignation by him for good reason) within 18 months after a change in control, his 2013 performance unit vests at the greater of target performance or actual performance measured as of the date of the change in control. As these amounts are indeterminable at this time, the table above assumes payment based on target performance in these two scenarios for Mr. Steffey.

Stock Options and SARs.    Stock option and stock appreciation right compensation for the events in the tables above equals the difference between the exercise price and the $6.96 closing price of our common stock as reported on NASDAQ on December 31, 2014, multiplied by the number of options or rights becoming exercisable in connection with the termination event.

Life Insurance Proceeds.    The amount included for Mr. Steffey relates to a Company-paid group life insurance plan which provides for a higher maximum payout for the chief executive officer than for other participants.

COBRA Benefits.    The Executive Severance Plan provides that the Company will pay a portion of medical, dental and vision premiums for terminated executives for the period of time after termination that is equal to the number of weeks of pay for which the executive is eligible (or the COBRA period, if shorter), if an eligible executive is a participant in the Company’s medical, dental or vision insurance plans at the time of termination and after termination timely elects to continue such insurance coverage under federal COBRA law. The executive pays a premium amount that a similarly situated active employee of the Company pays for such coverage. Amounts in the table above calculated pursuant to the current Executive Severance Plan assume one year of partially subsidized COBRA premiums. Mr. Steffey’s employment letter agreement provides for a lump sum payment equal to the premium cost of 18 months of COBRA benefits, reduced by the contribution amounts required to be paid for such insurance coverage by similarly situated employees for such coverage, in lieu of the COBRA benefits provided for under the Executive Severance Plan.

Outplacement.    The Executive Severance Plan provides that the Company will provide outplacement assistance from a provider selected by the Company and upon the terms and conditions as shall be communicated to the executive at the time of his or her employment termination or as soon as possible thereafter. Therefore, amounts in the table above are estimates only.

Normal Retirement.    For purposes of the tables above, the named executive officers are assumed to be retirement eligible under the 2008 Plan.

Change in Control.    The Company’s Executive Severance Plan governs the severance arrangements applicable to the named executive officers in the tables above (except Mr. Steffey). The Company’s Executive Severance Plan does not contain provisions addressing change in control. For purposes of determining amounts payable to the named executive officers assuming a concurrent change in control and termination of employment effective December 31, 2014, the termination is deemed to be involuntary not for cause termination.

AUDIT-RELATED MATTERS

Report of the Audit Committee of the Board of Directors

We assist the Board in fulfilling its responsibility for overseeing the quality of CEC’s accounting, auditing and reporting practices. Management is responsible for the reporting processes, for preparing and presenting financial statements and implementing and maintaining internal controls. CEC’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of CEC’s audited financial statements to generally accepted accounting principles in the United States.

In discharging our oversight responsibilities regarding the audit process, we have:

(1)	Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 with management.

(2)	Discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees.

(3)	Received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with us concerning independence, and have discussed with Ernst & Young LLP its independence.

Based upon the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing and as filed with the SEC.

AUDIT COMMITTEE

Dennis H. Chookaszian (Chairperson)

Louis E. Caldera

David W. Devonshire

Principal Accounting Fees and Services

Ernst & Young LLP acts as the principal auditor for the Company and also provides certain audit-related, tax and other services. CEC has entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for the Company.

Pre-Approval Policy

The Audit Committee pre-approves all services provided by Ernst & Young LLP to the Company. In some cases, this pre-approval is accomplished through policies and procedures adopted by the Audit Committee that provide a detailed description of the services that may be performed, as well as limits on the fees for the services. In pre-approving services, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence.

Ernst & Young LLP Fees

The following is a summary of the approximate fees billed to us by Ernst & Young LLP for professional services provided for fiscal years ended December 31, 2014 and December 31, 2013.

Fee Category	2014	2013
Audit Fees (1)	$2,133,511	$2,137,368
Audit-Related Fees	$—	$—
Tax Fees (2)	$26,921	$81,320
Other Fees	$—	$—
Financial Information Systems Design and Implementation Fees	$—	$—

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, quarterly financial statement reviews, regulatory audits, and consultation regarding financial accounting or reporting standards. These fees included audit services related to Section 404 of the Sarbanes-Oxley Act.

(2)	Tax fees consisted of all services performed by the independent registered public accounting firm’s tax personnel, except those related to the audit of financial statements, and include tax compliance, tax consulting, tax planning and non-recurring projects.

ITEMS TO BE VOTED ON

PROPOSAL 1: Election of Directors

The Board of Directors has nominated the nine director candidates named below. Each of the nominees is currently serving as a director of Career Education Corporation and is running for re-election. If elected, the nominees for election as directors will each serve for a one-year term expiring at the Company’s 2016 Annual Meeting of Stockholders. The Board of Directors recommends that stockholders vote in favor of the election of all of the nominees named in this Proxy Statement below to serve as directors of CEC.

As previously disclosed, the Company entered into the Tenzing Agreement with Tenzing Global, which beneficially owns, in the aggregate, 2,050,000 shares of the Company’s common stock (or approximately 3% of the outstanding common stock). Pursuant to the Tenzing Agreement, on March 10, 2015, the Company (i) appointed Mr. Wang to the Board, with a term expiring at the Annual Meeting, and (ii) has nominated Mr. Wang to stand for election as a director at the Annual Meeting. In connection with its entering into the Tenzing Agreement, Tenzing Global agreed to, among other things, certain standstill and voting provisions, applicable during a specified period, including an agreement to vote all of the shares of common stock beneficially owned by Tenzing Global for the election of each of the Company’s director nominees.

The Board of Directors has affirmatively determined that each of the director nominees, except for Mr. McCray who is currently serving as Interim President and Chief Executive Officer, is an “independent director” under the NASDAQ listing standards and is independent under NASDAQ’s listing standards applicable to his or her Board Committee memberships. The Board of Directors previously determined that Mr. McCray was an “independent director” under the NASDAQ listing standards; however, in accordance with NASDAQ listing standards, Mr. McCray is not considered an “independent director” due to his current service as Interim President and Chief Executive Officer. Following Mr. McCray’s service as Interim President and Chief Executive Officer, the Board may determine that Mr. McCray again qualifies as an “independent director” in accordance with NASDAQ listing standards. The Board used Rule 5605(a)(2) of NASDAQ’s corporate governance listing requirements applicable to its listed companies and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), as a guide in its independence determination.

If any of the Board of Director’s nominees is unable or declines to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee or nominees recommended by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director if elected.

The Board of Directors recommends that stockholders vote FOR all of the Board of Directors’ nominees for election as directors.

Louis E. Caldera	Director since March 2013

Mr. Caldera, age 59, is a private investor and corporate director. He served as vice president of programs of the Jack Kent Cooke Foundation from July 2010 until March 2012. Mr. Caldera was a senior fellow at the Center for American Progress from June 2009 to June 2010, and served as Director of the White House Military Office in the Obama Administration from January 2009 to May 2009. Mr. Caldera served as a tenured faculty member of the University of New Mexico Law School from August 2003 to November 2008 and was president of the University of New Mexico from August 2003 to January 2006. Previously, he was vice chancellor for university advancement at The California State University, Secretary of the Army in the Clinton Administration and a California legislator. Mr. Caldera is currently a director of publicly-held A.H. Belo, a newspaper publishing and marketing services company. He is also a former director of publicly-held Iomega Corporation, IndyMac Bancorp, Inc. and Southwest Airlines Co. Mr. Caldera received a Bachelor of Science degree from the U.S.

Military Academy at West Point, a law degree from the Harvard Law School and a Master of Business Administration from the Harvard Business School.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Expertise	Mr. Caldera has experience in university administration, teaching, governance and regulatory matters gained as a vice chancellor for the California State University, as president and a tenured law school faculty member at the University of New Mexico, as a former trustee of Claremont McKenna College and as a former director of the Association of Public Sector Colleges and Universities and the Hispanic Association of Colleges and Universities; additional expertise in education law and policy at the state and federal level from experience as a California legislator, in the Clinton Administration at the Corporation for National Service, and via service as a member of several national education commissions and as an attorney; experience in higher education policy and education philanthropy, including serving the educational needs of low income and traditionally underrepresented students; and, through his senior leadership position with the Department of Defense, experience including matters involving the education of service members, veterans and military dependent children. These perspectives make him a valuable resource to the Board.
Strategic Planning and Growth Initiatives	Mr. Caldera has significant experience and knowledge in the leadership and management of large organizations, including a public flagship research university and a 22 campus comprehensive state university system. This experience includes budgeting, accounting and finance, strategic planning and personnel matters, as well as governmental and regulatory policy. He successfully led two large, complex public institutions with global missions through periods of growth and challenge.
Governance	Mr. Caldera’s public company board and governmental policy experience (including audit committee chairmanship experience) will serve to strengthen and broaden the Board’s collective governance experience, commitment and perspectives.

Dennis H. Chookaszian	Director since October 2002

Mr. Chookaszian, age 71, served as Chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board (“FASB”), from January 1, 2007 to December 31, 2011. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation. During his 27-year career with CNA, Mr. Chookaszian held several management positions at CNA’s business unit and corporate levels. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies, and in 1999 he became Chairman of CNA’s executive committee. Mr. Chookaszian retired from CNA in 2001. Mr. Chookaszian is currently a director of publicly-held Allscripts Healthcare Solutions, Inc., a provider of clinical, financial, connectivity and information solutions and related professional services for hospitals, physicians and post-acute organizations; CME Group Inc. (formerly known as Chicago Mercantile Exchange Holdings Inc.), a U.S. financial exchange; and Internet Patents Corporation, an on-line insurance provider. He also served as a director of LoopNet, Inc., an information services provider to the commercial real estate industry, from July 2006 to April 2012; and Sapient Corporation, a public global services firm providing digital marketing and business and information technology services, from January 2003 to August 2007.

Mr. Chookaszian has a Bachelor of Science in chemical engineering from Northwestern University, a Master of Business Administration in finance from the University of Chicago and a Master’s degree in economics from the London School of Economics. He received certification as a public accountant in 1971 and also is a Chartered Property Casualty Underwriter.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Chookaszian assists the Board and Company in assessing its growth strategies by providing transaction structuring alternatives, negotiating strategies and assessments of strategic value regarding potential Company acquisitions and dispositions. These skills were developed during his tenure at CNA, through his service on the advisory boards of a number of private equity firms, and through his involvement in the purchase or sale of more than 100 companies throughout his career.
Investment Management and Other Financial Expertise	Mr. Chookaszian provides in-depth financial expertise to the Audit Committee of the Board that is augmented by his knowledge of trends in financial reporting, financial regulation standard-setting and related global regulations. A national leader in the financial regulatory area, he served as the Chairman of FASAC (Financial Accounting Standards Advisory Council) from January 1, 2007 to December 31, 2011. FASAC advises on issues related to projects on the FASB agenda. He is also a member of the Financial Crisis Advisory Group (“FCAG”), which advises the FASB and the International Accounting Standards Board about standard-setting implications of the recent global financial crisis and potential changes to the global regulatory environment. FCAG members are drawn from senior leaders throughout the world with broad experience in international financial markets and an interest in the transparency of financial reporting information. He has also served on many other accounting bodies, including the AICPA Group of 100, the FAS 95 Task Force, the FASB Financial Instruments Task Force, and the AICPA Insurance Industry Committee. Mr. Chookaszian also served as CFO of CNA Financial for 15 years.
Marketing	Mr. Chookaszian has an in-depth background in Internet marketing and has served on the board of directors of a number of firms involved in marketing to consumers and businesses. He has also been involved with a number of firms that provide consulting services to assist with Internet marketing.
Governance	Mr. Chookaszian brings to the Board in-depth knowledge and trend information regarding corporate governance, gained both from his experience on boards of very large and smaller public companies and his academic interest in corporate governance. He teaches corporate governance at the University of Chicago Booth School of Business, at Cheung Kong University in Beijing, China, and at IIPM University in India, and also teaches director education courses at Northwestern University’s Kellogg Graduate School of Management.

Expertise	Attributes and Skills
Digital Business and Information Technology	Mr. Chookaszian brings a wealth of information technology business experience to the Board which he gained throughout his career from his experience as a management consultant for eight years with Deloitte working on the design and development of major computer systems with a heavy emphasis on system controls and integration with enterprise financial systems, his role as chief information officer at CNA where he was directly involved in the selection of database technology and computer control infrastructure and his service on the board of directors of a number of firms involved in information technology services, as well as additional positions. This experience provides additional insight regarding the strengths and potential risks related to the Company’s online programs and technology infrastructure.
Cyber Security	Mr. Chookaszian’s experience as chief information officer and CEO of CNA and as CEO of an internet based financial advice provider where he was deeply involved in the design and development on the internet infrastructure and security systems of the application, coupled with additional insight gained from service on the board of directors of a number of information technology services companies, provides the Board with assistance in recognizing and developing strategies and processes to protect against security threats relating to the Company’s technology infrastructure and the personally identifiable information maintained in the Company’s systems.

David W. Devonshire	Director since March 2008

Mr. Devonshire, age 69, served as Chairman of the Board from May 2013 until June 2014. He served as Executive Vice President and Chief Financial Officer of Motorola, Inc., from March 2002 through his retirement in March 2007. Motorola, a global provider of integrated communications and embedded electronic solutions, had annual revenues exceeding $42 billion at the time of his retirement. From December 1998 until joining Motorola, Mr. Devonshire was Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, a global diversified industrial firm. From July 1993 until joining Ingersoll-Rand, he served as Senior Vice President and Chief Financial Officer of Owens Corning, a global producer of residential and commercial building materials. Prior to joining Owens Corning, Mr. Devonshire served in financial positions with Baxter International Inc., The Mead Corporation and Honeywell International Inc. Mr. Devonshire is a current director of publicly-held Meritor, Inc. (formerly known as ArvinMeritor, Inc.), a global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry; and Roper Industries, a diversified industrial company that produces engineered products; and a former director of publicly-held Arbitron Inc., a media and marketing research firm. He also serves as principal financial adviser to Harrison Street Capital and is a director of MCR LLC, an investment of Harrison Street Capital engaged in the project management consulting business. He also serves on the advisory board of CFO Magazine. Mr. Devonshire holds a Bachelor of Science in accounting from Widener University and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Devonshire offers the Board insights into various models of how corporate and line functions can and should interrelate with and inform strategic planning activities, financial performance and other critical corporate planning activities.
Investment Management and Other Financial Expertise	Mr. Devonshire provides in-depth financial expertise in overseeing financial reporting, internal controls and financial strategy within public companies, more particularly the preparation of audited financial statements, implementation of financial controls, external and internal auditing, and analysis and evaluation of financial statements. These skills support the Board’s oversight responsibilities for the Company’s financial statements and internal controls.

Patrick W. Gross	Director since December 2005

Mr. Gross, age 70, has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross also was a founder and principal executive officer of American Management Systems, Inc., a computer applications software and systems integration firm, from 1970 to 2002. He became Chairman of its executive committee in 1982. He has served as chairman of the board of several companies owned by private equity firms. In addition, he served as Vice Chairman of Youth for Understanding International Exchange. Mr. Gross is currently a director of publicly-held Capital One Financial Corporation, a diversified financial services holding company; Liquidity Services, Inc., an operator of several leading online auction marketplaces for surplus and salvage assets; Rosetta Stone, a leading provider of technology-based language learning solutions of which he is chairman of the board; and Waste Management, Inc., a leading provider of comprehensive waste management services. He has also served on the board of directors of Mobius Management System, Inc. from 2002 to 2007, Computer Network Technology Corporation from 1997 to 2005 and Taleo Corporation from 2006 to 2012. He attended Cornell University and received a Bachelor of Engineering Science degree from Rensselaer Polytechnic Institute. Mr. Gross also earned a Master of Science in engineering from the University of Michigan and a Master of Business Administration from the Stanford Graduate School of Business.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Gross has strong strategic planning expertise from his experience in founding and building numerous companies. He has particular expertise in leveraging information technology and advanced data analytics.
Investment Management and Other Financial Expertise	Mr. Gross’ background in financial reporting and financing of companies, both smaller NASDAQ companies and large multi-billion NYSE companies, provides him with extensive experience in planning and implementing financial management and other ERP systems.
Marketing	Mr. Gross brings to the Company extensive experience in direct marketing to consumers utilizing advanced data analytics.
Governance	Mr. Gross has a keen understanding of corporate governance initiatives and trends, practical methods of implementing corporate governance processes and best practices, and a focus on fiduciary responsibilities of directors and management, arising from his service as board chairman/lead director/presiding director of NYSE, NASDAQ and private companies and as chairman of audit, compensation and governance and nominating committees for a wide range of companies.
Digital Business and Information Technology	Mr. Gross has been involved with the information technology business for more than four decades. He has been involved with applying evolving digital models and advanced analytics during this period. For more than 30 years, he led the application of advanced IT and analytics for major corporations and government agencies for the firm he co-founded. In addition, for the past 15 years Mr. Gross has advised and served on the boards of a number of information technology and data analytics firms providing, among others, internet commerce applications, software as a service, security software, advanced test-and-learn analytics and propriety marketing data and analytics.
Cyber Security	Based on the foundation of his experience in information technology and his service on the boards of an information access security company and an email security firm, Mr. Gross has gained insight into the board oversight of cyber security from his service on the boards and risk committees of a major financial institution, a large national logistics and distribution firm and others. With this background, he provides the Board with insight and assistance in recognizing and developing strategies and processes to protect against security threats relating to the Company’s technology infrastructure and the personally identifiable information maintained with the Company’s databases.

Gregory L. Jackson	Director since November 2008

Mr. Jackson, age 48, is currently a managing partner with Jackson Park Capital, LLC and co-manager of Oakseed Opportunity Fund (an SEC registered Equity Mutual Fund). From January 2011 to April 2012, he was a senior portfolio manager with Ensign Peak Advisors. Prior to that time, Mr. Jackson was an investment partner of Blum Capital Partners, L.P., which he joined in 2003, and where he had served as Co-Head of its Investment Committee, a member of its affiliate, Blum Strategic GP, L.L.C., and managing member of each of the following affiliates: Blum Strategic GP II, L.L.C., Blum Strategic GP III, L.L.C., and Blum Strategic GP IV, L.L.C. His responsibilities at Blum Capital Partners included sourcing new investment opportunities, managing Blum Capital’s investment portfolios, and overseeing the investment research process. Prior to joining Blum Capital, Mr. Jackson spent six years at Harris Associates LP where he was the co-portfolio manager of the Oakmark Global Fund (which received a Morningstar 5-star rating during his tenure) from its inception in August 1999 through October 2003. He also was a partner at Harris Associates LP and an investment analyst of domestic equities. Prior to joining Harris Associates LP, he was a partner, portfolio manager and investment analyst with Yacktman Asset Management. Mr. Jackson received a Bachelor of Science degree from the University of Utah and his Master of Business Administration from the University of Chicago.

Mr. Jackson terminated his employment with Blum Capital Partners, L.P. and its affiliates in 2010. During Mr. Jackson’s tenure with Blum Capital, Blum Capital and certain of its affiliates beneficially owned more than 10% of the Company’s common stock. Mr. Jackson disclaimed beneficial ownership of the shares held by the various Blum Capital entities, except to the extent of any pecuniary interest therein. Mr. Jackson served as Senior Advisor to Blum Capital Partners, L.P. from January 1, 2011 to December 31, 2011. As a Senior Advisor to Blum Capital, Mr. Jackson provided investment and business advice with respect to certain portfolio investments in Blum Capital’s investment funds, including its investment in the Company. Mr. Jackson has no current investment or voting authority over any of Blum Capital’s investment funds. Mr. Jackson is a non-managing member of Blum Capital’s affiliates listed above, and remains eligible, to the extent of his vested interest, to receive a portion of the carried interest profits in the investment funds managed by these Blum Capital affiliates. As a participant in the carried interest, Mr. Jackson may be allocated a disproportionate share of the net aggregate profits (if any) from the sale of the securities of the Company (and other portfolio companies) held by these investment funds.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Expertise	Mr. Jackson has an extensive background in analyzing and investing in the for-profit education industry, having worked closely with the managements and boards of directors of Blum’s portfolio companies to increase stockholder value by partnering with these companies to implement various financial, operational and governance initiatives. This experience enables him to bring to the Board deep knowledge of the industry and insights into linkages between various aspects of the Company’s business and stockholder value creation.
Strategic Planning and Growth Initiatives	Mr. Jackson’s role as a director at portfolio companies has focused on strategic growth and planning for public companies, which experience Mr. Jackson uses to assist the Board in its strategic planning activities. Mr. Jackson also has an extensive background in analyzing and investing in the for-profit education industry and provides the Board with investors’ views on education industry fundamentals and increasing stockholder value.
Investment Management and Other Financial Expertise	Mr. Jackson, as a career investment manager, brings the perspective of investors and his experience in analyzing businesses and developing investment strategy to the Company.

Thomas B. Lally	Director since January 1998

Mr. Lally, age 71, has served as Lead Director of the Board since February 2015. Mr. Lally served as the President of Heller Equity Capital Corporation from August 1995 until his retirement in October 2001. He also was an Executive Vice President of Heller Financial, Inc. and Chairman of its Executive Credit Committee since April 1995, with direct responsibility for the asset quality oversight of its portfolio of loan and equity investments. Mr. Lally joined Heller Financial, Inc. in 1974. Mr. Lally also serves on the board of trustees of Briarcliffe College, one of the Company’s institutions. Mr. Lally received a Bachelor of Business Administration degree from Pace University.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Lally provides the Board with strategic insights into planning and implementing growth and value creation for stockholders.
Investment Management and Other Financial Expertise	Mr. Lally’s extensive experience at Heller equipped him with the financial skills necessary to evaluate investments in other companies or in various aspects of the Company’s business. He provides the Board with a broad overview of many business ventures with differing business models and growth strategies that informs the Board’s analyses about the Company’s options.
Governance	Mr. Lally’s interest and focus on corporate governance matters facilitates the Board’s development and review of corporate governance initiatives and the fulfillment of its corporate governance responsibilities.

Ronald D. McCray	Director since November 2012

Mr. McCray, age 57, was appointed Interim President and Chief Executive Officer of the Company as of February 11, 2015 and has served as Chairman of the Board since June 2014. Mr. McCray is a private investor and corporate director. He served as chief administrative officer of Nike, Inc. from August 2007 until May 2009. Prior to August 2007, Mr. McCray worked for Kimberly-Clark Corporation, where he served most recently as senior vice president for law and government affairs from August 2003 until August 2007 and as its chief compliance officer from November 2004 until August 2007. Mr. McCray was an attorney at the law firms of Weil, Gotshal & Manges in New York and Jones Day in Dallas prior to joining Kimberly-Clark in 1987. Mr. McCray is currently a director of publicly-held A.H. Belo, a newspaper publishing and local news and information company, and was a director of publicly-held EveryWare Global, Inc., a leading global marketer of tabletop and food preparation products for the consumer and food service markets, from 2011 until March 2015. He is a limited partner of Boston Championship Basketball, LLC and is a former director of Knight-Ridder, Inc. and Kimberly-Clark de Mexico, S.A. de C.V. Mr. McCray is also a member of the board of trustees of Cornell University and the visiting committee of Harvard Law School, and was nominated by President Obama to be a member of the Federal Retirement Thrift Investment Board and was confirmed by the Senate in 2011. Mr. McCray received a Bachelor of Arts degree from Cornell University and a law degree from the Harvard Law School.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. McCray has strong strategic planning expertise from his strategic leadership responsibilities at Nike and Kimberly-Clark as well as boards of other companies which assists the Board in its oversight of the Company’s strategic planning process.
Investment Management and Other Financial Expertise	Mr. McCray’s familiarity with the capital markets gained through his experience as a private investor and corporate financial lawyer and his oversight responsibility on the Federal Retirement Thrift Investment Board as well as his prior executive management positions provide both an investor’s perspective and practical input to the Company’s business plans.
Marketing	Mr. McCray has gained significant marketing insights through his executive management roles at Kimberly-Clark, Nike and board role at EveryWare Global, Inc., three global consumer products marketing firms, as well as his involvement with other consumer-facing companies.
Governance	Mr. McCray brings to the Board his diversified corporate governance experience gained from his past and present positions on various public company boards. His legal and compliance roles at multiple companies as well as the law firm experience he obtained practicing corporate and securities law adds a broad perspective and practical insight to the Board.

Leslie T. Thornton	Director since December 2005

Ms. Thornton, age 56, served as Lead Independent Director of the Board from October 2011 through May 2013. Ms. Thornton has been Vice President and General Counsel of WGL Holdings, Inc. (“WGL”) and Washington Gas Light Company, a wholly-owned subsidiary of WGL, since January 2012, having joined WGL as Counsel to the Chairman in November 2011. WGL, a public retail gas and electric marketing firm and a design-build energy company, operates a regulated natural gas utility serving more than one million customers throughout metropolitan Washington, D.C., Virginia, Maryland and Pennsylvania. Prior to joining the Company, Ms. Thornton served as a partner with the law firm of Dickstein Shapiro LLP in Washington D.C. from 2004 until 2011 and as a partner with the law firm of Patton Boggs, LLP from 2000 to 2004. Beginning with the Presidential Transition of 1992 and until 2000, Ms. Thornton worked with U.S. Secretary of Education Richard W. Riley, first as Deputy Chief of Staff and Counselor, and then as Chief of Staff at the U.S. Department of Education. Ms. Thornton was also in charge of Continuity of Operations of Government for the Department of Education. Ms. Thornton holds a Bachelor of Arts degree from the University of Pennsylvania and a law degree from Georgetown University Law Center.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Experience	Ms. Thornton is knowledgeable in the legislative and regulatory aspects of postsecondary education from the policy and legal perspectives. She provides insight and strategic advice regarding trends and issues involved in the federal oversight of both public and private postsecondary educational institutions and providers.
Governance	Ms. Thornton provides the Board with expertise in governance from the standpoint of corporate legal compliance and corporate process controls to assist in assuring such compliance. She developed that expertise in her legal practice, which focused on counseling large corporations in complex internal corporate investigations, federal agency and congressional investigations, regulatory matters before federal government agencies, state attorneys’ general investigations and high-level executive branch policy and political work. She continues to develop such expertise in her capacity as Vice President and General Counsel of WGL.
Cyber Security	In her position at WGL, Ms. Thornton has gained experience regarding cyber threats and other cyber security matters, including data breaches, which provides the Board with a valuable resource on these topics. Ms. Thornton has recently co-authored a treatise chapter on privacy and security in the 2013 Thomson Reuters/West Law series entitled Successful Partnering Between Inside and Outside Counsel, is a requested speaker on these issues and has been quoted in news outlets on the topic.

Richard D. Wang	Director since March 2015

Mr. Wang, age 40, has served as Director of Research and one of two Managing Members at Tenzing Global Investors LLC, a long-term, value-oriented equity investment firm, since its formation in January 2011. From May 2009 until July 2010, he served as a Portfolio Manager at Green Arrow Capital, an affiliate of Millennium Management and an institutional alternative asset manager with over $26 billion in assets under management. From September 2004 until March 2009, he served as an analyst at Och-Ziff Capital Management, an institutional alternative asset manager with over $46 billion in assets under management, as a Managing Director since 2008, and as Head of the Consumer and Retail Sectors since 2006. From 2000 to 2002, Mr. Wang was an Associate at The Pritzker Organization, the merchant banking arm for the Pritzker family of Chicago. From 1997 to 2000, he was an Associate Consultant at L.E.K. Consulting, the strategic consulting and mergers and acquisitions advisory firm. Mr. Wang received a B.A. in Economics from The University of Chicago in 1997 and a M.B.A. from Stanford Graduate School of Business in 2004.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives	Mr. Wang’s varied experience focusing on companies in the consumer and retail sectors at Tenzing Global will complement and enhance the Board’s discussions around ways to continue moving Career Education along a path toward sustained financial strength and excellent outcomes for students.
Investment Management and Other Financial Expertise	Mr. Wang’s investment management expertise gained at Tenzing Global and Och-Ziff Capital brings new and fresh perspectives from the investment community to our Board.

PROPOSAL 2: Advisory Vote to Approve Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the Company’s stockholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act. The Dodd-Frank Act provides that this vote is advisory only and it is not binding on the Company or the Board of Directors. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board of Directors. The Board of Directors and Compensation Committee will, however, take into account the outcome of the Say-on-Pay vote when considering future compensation arrangements. The Company is providing this vote as required pursuant to Section 14A of the Exchange Act. The Board of Directors determined that the Company will hold a nonbinding stockholder advisory vote to approve executive compensation on an annual basis until the next required vote on the frequency of such nonbinding stockholder advisory vote or until the Board of Directors otherwise determines that a different frequency for such vote is in the best interests of the Company’s stockholders.

Accordingly, stockholders are being asked to vote at the Annual Meeting to approve our executive compensation policies and procedures for the named executive officers, as described in the Compensation Discussion and Analysis as included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our fiscal year 2014 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company’s compensation philosophy is designed to link each named executive officer’s compensation with the Company’s short-term and long-term performance and to align the interests of executives and stockholders. The Compensation Committee designs the Company’s short and long-term incentive programs so that upside and downside compensation potential exists based on the Company’s performance against pre-defined objectives. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to the Company’s financial performance and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the executive compensation paid by the Company to its named executive officers.

PROPOSAL 3: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit our financial statements for 2015. The Company is asking you to ratify that appointment. The Audit Committee, as required by law, is directly responsible to appoint the Company’s independent registered public accounting firm. Its appointment of Ernst & Young LLP will not be affected by the outcome of the vote. However, the Audit Committee will consider the voting results when selecting the Company’s independent registered public accounting firm for 2016. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Proxies will be voted for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 unless the proxy indicates a contrary choice. Any proxy indicating a contrary choice will be voted as directed. Ernst & Young LLP representatives will be present at the Annual Meeting and may make a statement if Ernst & Young LLP would like to do so. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015.

OTHER INFORMATION

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the beneficial ownership of our common stock by each of our directors and named executive officers, as well as all of our directors and executive officers as of March 23, 2015 as a group.

	Common Stock Beneficially Owned as of March 23, 2015
Name	Shares of Common Stock Owned		Restricted Shares(1)	Subject to RSUs Vesting Within 60 Days	Subject to Stock Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned(2)	Percent of Shares Beneficially Owned
Directors
Louis E. Caldera	5,000	(5)	—	—	14,000	19,000	*
Dennis H. Chookaszian	7,000	(6)	—	—	188,000	195,000	*
David W. Devonshire	3,500	(5)	—	—	134,000	137,500	*
Patrick W. Gross	3,400		—	—	188,000	191,400	*
Gregory L. Jackson	13,672		—	—	116,000	129,672	*
Thomas B. Lally	20,000	(5)	—	—	188,000	208,000	*
Ronald D. McCray	2,000		—	—	18,000	20,000	*
Leslie T. Thornton	5,000		—	—	188,000	193,000	*
Richard D. Wang	2,050,000	(7)	—	—	—	2,050,000	3.03%

Named Executive Officers (3)
Scott W. Steffey	41,000	(8)	—	—	—	41,000	*
Reid E. Simpson	10,000		—	—	—	10,000	*
Colleen M. O’Sullivan	26,689	(8)	—	—	—	26,689	*
Jeffrey D. Ayers	30,789		—	—	182,732	213,521	*
Lysa A. Clemens	6,427		—	—	21,667	28,094	*
Jason T. Friesen	41,038		—	—	115,549	156,587	*
All directors and executive officers as a group (14 persons (4))	2,198,893		—	—	1,358,527	3,557,420	5.16%

*	Denotes beneficial ownership of less than one percent.

(1)	Includes restricted stock awards that remain subject to applicable performance-vesting and time-vesting criteria. Based upon whether such criteria is achieved and, if so, at what level, such restricted stock awards, or a portion thereof, may be forfeited in the future.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock that the person can vote or transfer, as well as shares that person has the right to acquire within 60 days of March 23, 2015, such as through the exercise of options or upon the vesting of restricted stock units.

(3)	Except for Mr. McCray, whose beneficial ownership is provided under “Directors” above.

(4)	Excludes Mr. Steffey, Mr. Rawden, Ms. O’Sullivan and Ms. Peppers as none of these individuals served as an executive officer or director of the Company on March 23, 2015.

(5)	Joint with spouse.

(6)	Indirect by spouse.

(7)	Includes 1,570,123 shares of common stock held by Tenzing Global Investors Fund I LP (“Fund I”) (of which 1,000 shares of common stock are pledged as physical security with Fund I’s transfer agent), and 479,877 shares of common stock held by accounts managed by Tenzing Global Management, on a discretionary basis (the “Parallel Account”). Tenzing Global Management is the investment advisor of Fund I. Mr. Wang is the Managing Member of Tenzing Global Management, and may be deemed to share voting and investment power over the shares held of record by each of Fund I and the Parallel Account.

(8)	Based on the most recent information reported to the Company.

Security Ownership of Principal Stockholders

The following table shows the amount of our common stock owned by holders known to us to beneficially own more than 5% of our outstanding common stock at March 23, 2015. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others. Beneficial ownership was determined as of March 23, 2015

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
FMR LLC (1)	7,720,000	11.42%
82 Devonshire Street, Boston, Massachusetts 02109
BlackRock, Inc. (2)	5,888,539	8.71%
40 East 52nd Street, New York, New York 10022
Blum Capital Partners, L.P. (3)	4,745,000	7.02%
909 Montgomery Street, Suite 400, San Francisco, California 94133

(1)	As reported on a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC (“FMR”) on behalf of itself, certain of its subsidiaries and related entities. FMR reported sole dispositive power for 7,720,000 shares and sole voting power for 1,000,000 shares, stating that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 6,720,000 shares as a result of acting as investment adviser to various investment companies; that Edward C. Johnson 3d (the Chairman of FMR) and FMR, through its control of Fidelity and the funds, each has sole power to dispose of the 6,720,000 shares owned by the funds; that the ownership of one investment company, Fidelity Low-Priced Stock Fund (the “Fund”), amounted to 6,720,000 shares; that members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR, and through the execution of a shareholders’ voting agreement concerning Series B voting common shares may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR; that neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees and that Fidelity carries out the voting of the shares under written guidelines established by such Board of Trustees; that Pyramis Global Advisers, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 1,000,000 shares as a result of serving as investment adviser to institutional accounts, non-U.S. mutual funds or investment companies; and that Mr. Johnson and FMR, through its control of PGALLC, each has sole dispositive power over 1,000,000 shares and sole voting power over 1,000,000 shares owned by the institutional accounts or funds advised by PGALLC.

(2)	As reported on a Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock, Inc. on behalf of itself and certain of its subsidiaries. BlackRock, Inc. reported sole voting power with respect to 5,713,492 of these shares and sole dispositive power with respect to all of these shares.

(3)	As reported on a Schedule 13D/A filed with the SEC on March 23, 2015 by Blum Capital Partners, L.P. on behalf of itself and certain of its affiliates. Blum Capital Partners, L.P. reported shared voting and shared dispositive power as to these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity to file reports of equity ownership and changes in that ownership with the SEC. Based solely on a review of the forms we have received and on written representations from certain reporting persons that no additional forms were required for them, we believe that in 2014 our executive officers, directors and greater-than-10% beneficial owners complied with all applicable Section 16(a) filing requirements.

Discretionary Proxy Voting Authority/Untimely Stockholder Proposals

Rule 14a-4(c) promulgated under the Exchange Act governs the Company’s use of its discretionary proxy voting authority regarding a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the Notice Provision, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c) promulgated under the Exchange Act, the proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority for the proposal if the Company includes in its proxy statement advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

Proposals of Stockholders

In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2016 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 120 days prior to April 8, 2016. In addition, Article II, Section 2.5 of the Company’s By-Laws (the “Notice Provision”) provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail the notice so that it is received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Proposals of stockholders intended to be considered at the Company’s 2016 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to May 19, 2016.

In addition to other requirements included in the Company’s By-Laws, nominations of a person for election to the Board by stockholders must specify the name of the nominee and other information of such nominee that is required to be disclosed in solicitations of proxies for election of directors, or otherwise, along with the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected. In connection with any stockholder nomination, as set forth in the Company’s By-Laws, the nominating stockholder must also provide additional information as to the stockholder giving notice, and, if applicable, each nominee proposed by the stockholder, including any material interest of such person in such nomination, information regarding beneficial ownership of securities of the Company, a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting of stockholders to nominate the person(s) named in the notice, and whether the stockholder intends to deliver a proxy statement and form of proxy in connection with such nomination to holders of the Company’s voting securities reasonably believed by such stockholder to be sufficient to elect such nominee(s).

Additional Information

We will furnish a copy of the Company’s Annual Report on Form 10-K for its year ended December 31, 2014, as filed with the SEC, including the financial statements and notes thereto included therein, without charge upon the written request of any person who is a stockholder as of the Record Date. We will provide free copies of the exhibits to the Form 10-K. Direct your requests for these materials to Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173, Attention: Investor Relations Department. You can also obtain this information in electronic form free of charge by accessing the Company’s website at www.careered.com under the caption “Investor Relations.”

Cost of Solicitation

CEC will pay the cost of this proxy solicitation. We have retained Georgeson Inc., a professional proxy solicitation firm, at an estimated cost of $16,500 plus reimbursement of expenses to assist in soliciting proxies from brokers, nominees, institutions and individuals. Georgeson Inc. may solicit votes personally or by telephone, mail, or other electronic means. We may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse nominees and record holders for the reasonable out-of-pocket expenses of solicitation. In addition to solicitation of proxies by mail, our directors, officers or other employees may solicit proxies through personal conversations, or by telephone, facsimile or electronic means, but will not receive any compensation for these services.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
CAREER EDUCATION CORPORATION
ATTN: GAIL RAGO 231 N MARTINGALE ROAD SCHAUMBURG, IL 60173	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain
01	Louis E. Caldera		☐	☐	☐

02	Dennis H. Chookaszian		☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
03	David W. Devonshire		☐	☐	☐	2.	Advisory Vote to Approve Executive Compensation Paid by the Company to its Named Executive Officers.	☐	☐	☐
04	Patrick W. Gross		☐	☐	☐

05	Gregory L. Jackson		☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.	☐	☐	☐

06	Thomas B. Lally		☐	☐	☐

07	Ronald D. McCray		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
08	Leslie T. Thornton		☐	☐	☐

09	Richard D. Wang		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

CAREER EDUCATION CORPORATION
Annual Meeting of Stockholders
May 19, 2015 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeffrey D. Ayers and Gail B. Rago and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof and in such proxyholder’s or proxyholders’ judgment upon any other matters that may properly come before the Annual Meeting, all the Common Stock of Career Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders thereof to be held on May 19, 2015 or at any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held on May 19, 2015, beginning at 9:00 a.m., Central Daylight Saving Time, at the campus support center at Career Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. To obtain directions to attend the 2015 Annual Meeting and vote in person, you may call our Investor Relations support team at Alpha IR Group at (312) 445-2870 or visit the Company’s website at www.careered.com under the caption “Corporate Contact.” The undersigned hereby revokes ALL previous proxies given to vote at the 2015 Annual Meeting or at any adjournment or postponement thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal 1, FOR Proposal 2 and FOR Proposal 3. In addition, this proxy confers discretionary authority to the persons named as proxies herein to vote, in their sole discretion, on any other matters that may properly come before the Annual Meeting to the extent permitted by Rule 14a - 4(c) of the Securities Exchange Act of 1934, as amended. Proposals 1, 2 and 3 are being proposed by Career Education Corporation.

Continued and to be signed on reverse side